UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Eclipsys Corporation

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Eclipsys Corporation

Three Ravinia Drive

Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2010

The annual meeting of stockholders of Eclipsys Corporation (the “Company”) will be held at the Company’s headquarters, located at Three Ravinia Drive, Atlanta, Georgia 30346, on May 7, 2010, at 2:00 p.m., local time, to consider and act upon the following matters:

1.	To elect three Class III directors to serve for the ensuing three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 10, 2010 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. The stock transfer books of the Company will remain open following the record date.

By Order of the Board of Directors,

Brian W. Copple
Secretary

Atlanta, Georgia

March 26, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholders Meeting to be Held on May 7, 2010:

The Company’s 2010 Proxy Statement and Annual Report for the fiscal year ended December 31, 2009 are available at www.proxyvote.com.

Eclipsys Corporation

Three Ravinia Drive

Atlanta, Georgia 30346

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Eclipsys Corporation (the “Company” or “Eclipsys”) for use at the annual meeting of stockholders to be held at the Company’s headquarters, located at Three Ravinia Drive, Atlanta, Georgia 30346, on May 7, 2010 at 2:00 p.m., local time and at any postponement or adjournment thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the Annual Meeting to vote your shares; instead, you can appoint a proxy to vote your shares as explained below.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record on the record date, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials only to a limited number of our stockholders. If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review the information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. Proxies must be received by 11:59 p.m. Eastern Time on May 6, 2010 to be counted. We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about March 31, 2010.

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, executed proxies will be voted:

•	FOR election of the Class III directors of the Company designated herein as nominees (see “Proposal 1 - Election of Directors” beginning at page 3 of this proxy statement); and

•

FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 - Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm” beginning at page 44 of this proxy statement).

A stockholder may revoke a proxy at any time before its exercise by entering new voting instructions via the Internet or telephone, by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting. To revoke a proxy via the Internet or telephone, you must do so by 11:59 p.m. Eastern Time on May 6, 2010. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you specifically request such revocation.

The Company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Voting

On March 10, 2010, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the “Record Date”), there were outstanding and entitled to vote an aggregate of 57,267,498 shares of our common stock, constituting all of our voting stock (“Voting Common Stock”). Holders of Voting Common Stock are entitled to one vote per share. The holders of a majority of the shares of Voting Common Stock outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of Voting Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the shares of Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares of Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. With regard to the election of directors, votes may be cast in favor of a director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the Annual Meeting, the nominees receiving the greatest number of votes (up to three directors) will be elected.

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matters. For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Broker Discretionary Voting

If you hold your shares through a bank or broker, you must give instructions to your bank or broker to vote your shares. You should follow the voting instructions that you receive from your bank or broker. If you do not provide voting instructions, your broker is permitted to use its own discretion and vote your shares on routine matters, such as ratification of the Company’s independent registered public accounting firm. If you do not provide voting instructions with respect to non-routine matters, your broker does not have discretionary authority to vote your shares, which is called a “broker non-vote.” Prior to 2010, the election of directors was considered a routine matter for which brokers could vote your shares. Beginning with this year’s Annual Meeting, brokers are not permitted to vote your shares with respect to the election of directors without receiving voting instructions from you.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and annual report, to you if you contact us at the following address or phone number: Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346, phone: (404) 847-5000, Attention: Corporate Secretary. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is classified into three classes (designated Class I, Class II and Class III) with members of each class holding office for staggered three-year terms. There are currently three Class III directors, whose terms expire at this Annual Meeting, two Class I directors, whose terms expire at the 2011 annual meeting of stockholders, and three Class II directors, whose terms expire at the 2012 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.

Our process for nominating director candidates is described below under the caption “Director Candidate Nominating Procedures.” The Board of Directors nominated Dan L. Crippen, Edward A. Kangas and Craig Macnab to stand for election as Class III directors at the Annual Meeting. The persons named in the enclosed proxy will vote to elect these nominees as Class III directors, unless authority to vote for the election of these nominees is withheld by marking the proxy card to that effect. Each nominee has indicated his willingness to serve, if elected, but if he is unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each nominee, if elected, will hold office until the 2013 annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

Each of our directors brings to our Board of Directors extensive management and leadership experience gained through service as an executive officer and, in several cases, as a chief executive officer of significant businesses. In these executive roles, they have had significant responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, each of our directors bring relevant experience serving on boards of directors of other companies.

The table below lists our directors and their committee assignments. A summary of the background for each nominee and incumbent is set forth after the table. These background summaries include the specific experience, qualifications, attributes, and/or skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our Board of Directors’ conclusion that the person should serve as a director of Eclipsys.

Name	Age	Position	Committee Assignments			Member Since
			Audit	Compensation	Nominating & Governance

John T. Casey	64	Director	X		X	May 2008

Dan L. Crippen	58	Director	X		X	June 2004

Eugene V. Fife	69	Chairman of the Board			Chair	May 1997

Edward A. Kangas	65	Director	X	Chair		June 2004

Craig Macnab	54	Director		X		May 2008

Philip M. Pead	57	Director, President and CEO				February 2009

Judith C. Pelham	64	Director		X		August 2009

Jay B. Pieper	66	Director	Chair			May 1996

Director Nominees – Class III

Dan L. Crippen has been a director of Eclipsys since June 2004. Mr. Crippen is currently self-employed as a consultant, advising medical device manufacturers, pharmaceutical companies, medical management firms, healthcare policy organizations, state and local governments, and others conducting business with the federal government. He also serves on several non-public boards in the healthcare sector. From 1999 to 2003, Mr. Crippen served as the Director of the Congressional Budget Office. From 1996 to 1999, he was a founding partner of Washington Counsel, P.C., a consulting and law firm. Mr. Crippen previously held senior-level government positions, including Economic Advisor and Chief Counsel to U.S. Senate Majority Leader Howard Baker; Domestic Policy Advisor and Assistant to President Reagan; and Senior Advisor to the Chairman of the SEC.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Crippen should serve as a director of Eclipsys include, among other things, his depth of experience in healthcare policy and in the workings of the federal government, which is important to Eclipsys due to the government’s growing influence over the health information technology (HIT) industry through legislative and regulatory initiatives, as well as the government’s role as the largest healthcare payor. Mr. Crippen’s training as an economist (Ph.D.) and his experience in accounting and finance in both the public sector and private enterprise also brings to our Board strong insight in budgeting and financial analysis, and he qualifies as an audit committee financial expert.

Edward A. Kangas has been a director of Eclipsys since June 2004. Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He is a director of Hovnanian Enterprises Inc., a national homebuilder; Tenet Healthcare Corporation, a healthcare services company; Intuit, Inc., a software company focusing on consumer and small business financial products; and United Technologies Corp., a diversified company that provides high technology products and services to the building and aerospace industries. From 2004 to 2008, Mr. Kangas also served as a director of Electronic Data Systems Corporation, a provider of technology and outsourcing services. He is a Certified Public Accountant.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Kangas should serve as a director of Eclipsys include, among other things, his extensive current and past experience serving as a director of companies in industries that are highly relevant to Eclipsys’ business, including hospitals, software, technology, professional services, and outsourcing. Mr. Kangas also has broad international, accounting and financial experience, acquired through years managing Deloitte & Touche and oversight of audits of companies in a wide range of industries. Furthermore, he qualifies as an audit committee financial expert.

Craig Macnab has been a director of Eclipsys since May 2008. Since 2004, Mr. Macnab has served as the Chief Executive Officer and as a director of National Retail Properties, Inc., a real estate investment trust, and in February 2008 was appointed Chairman of its Board of Directors. Mr. Macnab served as the Chief Executive Officer and President of JDN Realty, another real estate investment trust, from 2000 to 2003. In addition, he is a director of Developers Diversified Realty Corporation, a real estate investment trust specializing in shopping centers. Previously, Mr. Macnab was President of Tandem Capital, a private investment company that he founded in January 1997. From 2002 to 2007, he also served as a director of Per-Se Technologies, a provider of healthcare information technology services, prior to its acquisition by McKesson Corporation.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Macnab should serve as a director of Eclipsys include, among other things, his extensive executive management background, including running a public company, and 20 years of experience in finance and investment banking. Mr. Macnab also brings to the Board healthcare industry experience from his prior service on the Board of Per-Se Technologies.

The Board of Directors recommends a vote FOR the election of Dan L. Crippen, Edward A. Kangas and Craig Macnab as Class III directors.

Incumbent Directors – Class I

Eugene V. Fife has been a director of Eclipsys since May 1997 and has served as Chairman of the Board since January 2003. From April 2005 to November 14, 2005, Mr. Fife served as Chief Executive Officer and President of Eclipsys on an interim basis. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as Chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Fife should serve as a director of Eclipsys include, among other things, his 26 years of experience in investment banking, which gives him broad and deep insight regarding financial capital markets, strategic transactions and international business. Mr. Fife’s former service as the interim Chief Executive Officer and President of Eclipsys and long board service also provide an institutional wealth of knowledge about Eclipsys and the healthcare industry generally.

Philip M. Pead has been a director of Eclipsys since February 2009, and President and Chief Executive Officer since May 14, 2009. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007. Mr. Pead served as the Chairman of Per-Se beginning May 2003, having joined the company in 1997. While at Per-Se, he also served as Executive Vice President and Chief Operating Officer from August 1999 to November 2000. Previously, Mr. Pead served as the Senior Vice President with responsibility for international operations of Dun & Bradstreet Software Services, Inc., a leading developer of software; and as Vice President with responsibility for overseeing the Asian and Latin American operations of Attachmate Corporation, a leading provider of host connectivity solutions. Mr. Pead also serves as a director of Emdeon Inc., a provider of revenue and payment cycle management solutions, connecting payers, providers and patients in the U.S. healthcare system.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Pead should serve as a director of Eclipsys include, among other things, his lengthy career in the software and HIT industry, including former service as the Chairman, President and Chief Executive Officer of Per-Se Technologies, and since May 2009, his position as the President and Chief Executive Officer of Eclipsys. While at Per-Se Technologies, he was instrumental in a corporate turnaround strategy that included improving the integration of its previously acquired companies, improving operating efficiencies and margins, and dramatically growing the business, all of immediate relevance to Eclipsys. Mr. Pead’s HIT experience is further enhanced by his Board service at Emdeon.

Incumbent Directors – Class II

John T. Casey has been a director of Eclipsys since May 2008. Mr. Casey has served as the Chairman of Medcath Corporation since 2003. He joined the board of Medcath in 1999, and from 2003 to 2006 he also served as Chief Executive Officer. Medcath is a provider of healthcare services focusing on high acuity medical conditions. Mr. Casey served as the Chairman and Chief Executive Officer of Physician Reliance Network, Inc., an administrative management company specializing in medical practice management, clinical research and physician education, from 1997 until its merger with American Oncology Resources in 1999. From 1995 to 1997, Mr. Casey was the Chief Executive Officer of Intecare, LLC, a company formed for the purpose of developing joint venture partnerships with hospitals and integrated healthcare systems. Previously, he served as President and Chief Operating Officer of American Medical International (now Tenet Healthcare Corporation); President and Chief Executive Officer of Presbyterian St. Luke’s Medical Center (now Health One) in Denver; President and Chief Executive Officer of Methodist Health Systems, Inc. in Memphis; and Chairman and Chief Executive Officer of The Samaritan Foundation (now Banner Health) in Phoenix.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Casey should serve as a director of Eclipsys include, among other things, his extensive executive management and industry background in running healthcare companies, including serving as the President and Chief Executive Officer at a number of large healthcare systems and most recently a publicly traded provider of healthcare services focusing on high acuity medical conditions, all of which provide unique insight regarding our clients’ needs and valuable perspective of the healthcare business generally.

Judith C. Pelham has been a director of Eclipsys since August 2009. Since May 1995 she has served on the Board of Directors of Amgen Inc., a biotechnology company. From 2005 to 2006, Ms. Pelham also served as a director of Hospira, Inc., a global specialty pharmaceutical and medication delivery company. She served from 2000 to 2004 as President and Chief Executive Officer of Trinity Health, a national system of healthcare facilities. Ms. Pelham retired from Trinity Health in 2004, but continues to serve as its President Emeritus. Previously, she served for seven years as President and Chief Executive Officer of Mercy Health Services, a healthcare system serving Detroit. Ms. Pelham also served for ten years as President and Chief Executive Officer of Daughters of Charity Health Services of Austin, a healthcare system serving central Texas.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Ms. Pelham should serve as a director of Eclipsys include, among other things, her extensive executive management and industry background serving as the President and Chief Executive Officer at a number of large healthcare systems, which provides unique insight regarding our clients’ needs and valuable perspective of the healthcare business generally. Ms. Pelham’s background is further enhanced by her current and past experience serving on the Boards of other health sector companies.

Jay B. Pieper has been a director of Eclipsys since May 1996. Since May 1995, Mr. Pieper has served as Vice President of Corporate Development and Treasury Affairs for Partners HealthCare System, Inc., the parent of Brigham and Women’s Hospital, Inc. and Massachusetts General Hospital. Mr. Pieper is also President of Partners International Medical Services LLC and Chairman of Partners Harvard Medical International. Previously, he was the Senior Vice-President and Chief Financial Officer of Brigham and Women’s Hospital. Mr. Pieper serves on the Board of Directors of Biopure Corporation, a manufacturer of pharmaceuticals; WorldCare, Ltd., a privately held provider of healthcare related insurance and telemedicine products; Boston Biocom, LLC, a privately held biotech firm; and the Friends of the National Library of Medicine, a not-for-profit organization. He is also a member and past director of Financial Executives International.

In addition to the general characteristics held in common with other directors, the specific qualifications that led our Board of Directors to conclude that Mr. Pieper should serve as a director of Eclipsys include, among other things, his accounting, financial, treasury and leadership experience in the healthcare industry, including his service as the Chief Financial Officer of Brigham and Women’s Hospital. His many years of service at a number of significant integrated healthcare systems also provides our Board with valuable insight regarding our clients’ needs. Mr. Pieper’s background is further enhanced by his board experience at a number of other health sector companies and organizations, and he qualifies as an audit committee financial expert.

CORPORATE GOVERNANCE

Director Independence

Eclipsys is required to comply with the director independence rules of the NASDAQ Stock Market, Inc. (“NASDAQ”), on which the Voting Common Stock is listed. A director will qualify as an “independent director” under Rule 5605(a)(2) of the NASDAQ Marketplace Rules if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Casey, Crippen, Fife, Kangas, Macnab or Pieper or Ms. Pelham has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, our Board of Directors has concluded that each of these directors is an “independent director” as defined under applicable NASDAQ rules. Mr. Andrew Eckert, a former director who served during part of 2009 and Mr. Pead are not “independent directors” because Mr. Eckert was a former executive officer of Eclipsys during his Board service and Mr. Pead is our President and Chief Executive Officer.

Board Leadership Structure

The Board of Directors determines in its discretion from time to time whether the roles of Chairman and Chief Executive Officer should be combined or split. At present, the Board of Directors separates the role of Chairman of the Board (held by Mr. Fife) from the role of Chief Executive Officer (held by Mr. Pead). Separating these positions allows our Chief Executive Officer to focus on Eclipsys’ day-to-day business, while allowing our Chairman of the Board to lead the Board in its role of providing oversight. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Accordingly, our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time.

Board And Committee Meetings

In 2009, the Board of Directors met 11 times, the Audit Committee met 7 times, the Compensation Committee met 6 times, and the Nominating & Governance Committee met 4 times. During 2009, each director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which the director then served.

Stockholder attendance at our annual meetings of stockholders has historically been sparse, so we have generally not incurred the expense of director attendance. However, our 2009 and 2010 annual meetings have been scheduled to coincide with a Board meeting, so directors can attend the annual meeting without subjecting Eclipsys to additional cost. Our Corporate Governance Guidelines call for us to schedule annual meetings of stockholders to coincide with a regularly scheduled Board meeting when possible, and for the directors to attend annual meetings that coincide with Board meetings. A copy of the Guidelines is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors. All of our directors attended our 2009 annual meeting of stockholders.

Board Committees

The Board of Directors has established three standing committees – Audit, Compensation, and Nominating & Governance – each of which operates under a written charter that has been approved by the Board. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors.

Committee membership is indicated in the table above. The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the NASDAQ Marketplace Rules, including, in the case of all members of the Audit Committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence and qualifications of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our earnings press releases and earnings guidance;

•	reviewing our internal control over financial reporting and disclosure controls and procedures, and overseeing our Code of Business Conduct and Ethics;

•	reviewing our internal audit function;

•	reviewing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns; and

•	preparing the Audit Committee Report required by SEC rules (which is included below under the caption “Report of the Audit Committee of the Board of Directors”).

The Board of Directors has determined that each of Messrs. Crippen, Kangas and Pieper is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving performance objectives for executive officers;

•	evaluating the performance of executive officers;

•	overseeing management development and succession planning for executive officers;

•	determining the compensation and benefits of the executive officers;

•	reviewing and approving employment agreements and plans and agreements governing severance benefits for executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	monitoring equity ownership by our directors and executive officers;

•	advising on non-executive officer compensation;

•	making recommendations to the Board with respect to non-employee director compensation;

•	reviewing and discussing with management the Compensation Discussion and Analysis required by SEC rules (which is included below under the caption “Compensation Discussion and Analysis”); and

•	preparing the Compensation Committee Report required by SEC rules (which is included below under the caption “Compensation Committee Report”).

In connection with its duty to oversee and administer our equity incentive plans, the Compensation Committee has delegated to the CEO, acting as a committee of the Board, the authority, subject to certain limits, to grant equity awards to employees other than our executive officers. The CEO also makes recommendations to the Compensation Committee regarding compensation for our executive officers.

Frederic W. Cook & Co., Inc. (“Cook”) has been engaged by the Compensation Committee to act as its independent compensation consultant since January 2006. Cook provides analysis and advice regarding our executive compensation practices, including with respect to the amount and form of executive and non-employee director compensation. A representative of Cook generally attends all meetings at which the Compensation

Committee undertakes significant review of, and/or action with respect to, executive officer or non-employee director compensation. Cook also consults regularly with the Chairman of the Compensation Committee. Cook reports to the Compensation Committee and performs compensation consulting services for the Compensation Committee at its request. Cooke is not engaged to perform services directly for Eclipsys management.

Nominating & Governance Committee

The Nominating & Governance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board regarding the size, composition, structure and operation of the Board;

•	recommending Board qualification standards and other criteria for members of the Board;

•	identifying, recruiting, evaluating, and recommending qualified individuals to become directors;

•	approving procedures to be followed by stockholders in submitting recommendations of director candidates for the Nominating & Governance Committee’s consideration;

•	recommending to the Board the persons to be nominated for election as directors, and the members and chairpersons of the committees of the Board;

•	developing, recommending to the Board, and overseeing our corporate governance policies and procedures;

•	reviewing the adequacy of our Code of Business Conduct and Ethics and recommending any changes to the Board;

•	overseeing the assessment process relating to the Board and its committees;

•	assessing and making recommendations to the Board regarding the independence of existing and prospective directors;

•	overseeing the orientation of new directors; and

•	promoting Board and committee members continuing education programs.

Director Candidate Nominating Procedures

The process followed by our Nominating & Governance Committee to identify and evaluate director candidates includes requests for recommendations (including through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by Board members.

In considering whether to nominate any particular candidate, the Nominating & Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the following candidate general characteristics and qualifications:

•	highest personal and professional ethics, integrity and values;

•	independent, creative and disciplined thought processes;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making or strategic level;

•

a record of achievement and expertise that is useful to the Company and complementary to the background and experience of other Board members, so that a useful balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company; and

•	independence under relevant standards.

While our Nominating & Governance Committee does not have a formal policy regarding Board diversity, it is a factor that the Nominating & Governance Committee takes into account in indentifying director nominees. The Nominating & Governance Committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the Board’s operations and decision-making.

The Nominating & Governance Committee does not assign specific weights to particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate the Board’s fulfillment of its responsibilities.

In addition, the Nominating & Governance Committee considers the director candidates’ specific experience, qualifications, attributes, and/or skills, together with the general characteristics and qualifications described above, in identifying and evaluating director candidates. See “Proposal 1 - Election of Directors” above for further details.

Stockholders may recommend individuals to the Nominating & Governance Committee for consideration as potential director candidates and inclusion in our proxy statement for the 2011 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned at least $2,000 in market value or 1% of our Voting Common Stock for at least a year as of the date such recommendation is made. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346. Assuming that appropriate biographical and background material has been provided on a timely basis and other procedural requirements have been satisfied, the Nominating & Governance Committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate, then his or her name will be included in our proxy materials, including our proxy card, for the 2011 annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate director candidates at an annual meeting even though the nominee is not included in the proxy statement for the annual meeting at which such nomination is to be considered. Pursuant to our bylaws, in order for any stockholder-recommended director candidate who is not included in the proxy statement for the 2011 annual meeting of stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that director nomination to our Corporate Secretary not earlier than the close of business on the 90th day prior to and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the annual meeting is first made by Eclipsys. The notice of director nomination must contain the information required by our bylaws. Candidates nominated by stockholders in accordance with these bylaw procedures for consideration at the 2011 annual meeting of stockholders are not required to be included on our proxy card for that annual meeting.

Communicating With The Independent Directors

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances and communications that are repetitive or duplicative.

Stockholders who wish to send communications on any topic to the Board may address such communications to Board of Directors c/o Corporate Secretary, Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346.

Board’s Role In Risk Oversight

The Board of Directors exercises oversight of risk management consistent with its duty to direct the management of the business and affairs of the Company. The Audit Committee, pursuant to its charter, is responsible for reviewing risks material to the Company and Company policies with respect to risk assessment and risk management. The Audit Committee works directly with members of senior management and the Company’s internal audit staff to fulfill this responsibility and reports as appropriate to the Board. The Board’s other committees also participate in risk oversight by considering risk aspects of matters within the scope of their responsibilities.

Oversight of risk is also effected by the Board as a whole in various ways.

•

During the course of each year, the Board reviews the structure and operation of various departments and functions of the Company. In those reviews, the Board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The Board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•

In its review and approval of the Company’s annual report on Form 10-K, the Board reviews and discusses with management the Company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The Audit Committee updates this review quarterly in connection with the preparation of quarterly reports on Form 10-Q.

•

When the Board reviews particular transactions and initiatives that require Board approval as a legal matter, or that otherwise merit Board involvement, the Board generally includes related risk analysis and mitigation plans among the matters addressed with management.

The day-to-day identification and management of risk is the responsibility of the Company’s management. As the market environment, industry practices, regulatory requirements, and the Company’s business evolve, it is expected that management and the Board will respond with appropriate adaptations to risk management and oversight.

Code Of Business Conduct And Ethics

Eclipsys has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors. In addition, we intend to post on our website all disclosures that are required by law or the applicable NASDAQ rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

Messrs. Pead, Kangas, and Macnab and Ms. Pelham served for part or all of 2009 as a member of the Compensation Committee. None of Messrs. Kangas or Macnab or Ms. Pelham was at any time during 2009, or at any other time, an officer or employee of Eclipsys. Mr. Pead resigned from the Compensation Committee upon his appointment to the position of President and Chief Executive Officer of Eclipsys. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other company.

DIRECTOR COMPENSATION

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash [1] ($)		Stock Awards[2] ($)	Total ($)

John T. Casey	69,500		125,000	194,500

Dan L. Crippen	72,500		125,000	197,500

Eugene V. Fife	188,500		125,000	313,500

Edward A. Kangas	93,000		125,000	218,000

Craig Macnab	64,000	[5]	125,000	189,000

Philip M. Pead[3]	24,802		233,000	257,802

Judith C. Pelham[4]	19,827		174,000	193,827

Jay B. Pieper	91,000		125,000	216,000

[1]	Consists of annual retainers, meeting fees, and chair fees. See the narrative disclosure below for a description of such fees.

[2]

In accordance with the rules of the SEC, these amounts are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” but excluding the effect of estimated forfeitures. The Company’s stock awards valuation approach and related assumptions are described in Note J “Stock Compensation Plans” to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009. The reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown.

As of December 31, 2009, the following director stock awards and option awards were outstanding:

Name	Stock Awards Outstanding	Option Awards Outstanding

John T. Casey	17,913	—

Dan L. Crippen	21,385	50,000

Eugene V. Fife	21,385	146,000

Edward A. Kangas	21,385	50,000

Craig Macnab	21,733	—

Philip M. Pead	21,884	—

Judith C. Pelham	10,175	—

Jay B. Pieper	22,554	61,000

The stock awards outstanding consist solely of deferred stock units (“DSUs”). The option awards outstanding were granted prior to April 2006, when the Company began using DSUs as equity compensation for its non-employee directors.

[3]

Mr. Pead joined the Board on February 12, 2009. The stock awards granted include not only $125,000 in annual DSUs granted to him along with other non-employee directors at the date of the 2009 Annual Meeting, which was before he became Eclipsys’ Chief Executive Officer, but also $108,000 in Inducement DSUs and Pro-Rata DSUs granted in connection with his appointment to the Board. See the narrative disclosure below for a description of such awards. Mr. Pead’s stock awards outstanding are also included in the “2009 Grants of Plan-Based Awards Table” set forth below under the caption “Executive Compensation,” as footnoted in such table; his equity awards granted in connection with his employment are listed in that table, but not here.

[4]	Ms. Pelham joined the Board on August 3, 2009. The stock awards granted include Inducement DSUs and Pro-Rata DSUs granted in connection with her appointment to the Board.

[5]	Of this amount, Mr. Macnab elected to receive $35,000, equal to his annual cash retainer fees, in the form of DSUs rather than cash.

Narrative Disclosure Related to Director Compensation Table

Each non-employee director of the Company is compensated for service on the Board through a combination of cash fees and equity.

Cash Fees

Cash fees include an annual retainer of $35,000, which is pro-rated from the date new directors join the Board; and attendance fees of $2,000 per Board meeting and $1,500 per committee meeting (with those attendance fees halved for telephonic participation in meetings that are held in-person). In addition, for 2009 the annual chair cash retainer fees were as follows: $20,000 for the Audit Committee Chair; $15,000 for the Compensation Committee Chair; $10,000 for the Nominating & Governance Committee Chair; and $115,000 for the Chairman of the Board. Beginning February 16, 2010, the Board increased the annual cash retainer for service as chair of the Compensation Committee to $20,000.

Equity Compensation

Equity compensation takes the form of deferred stock units (“DSUs”). DSUs granted before the 2008 Omnibus Incentive Plan was approved by our stockholders on June 11, 2008 were issued under Eclipsys’ 2005 Stock Incentive Plan. DSUs granted subsequent to such date have been issued under Eclipsys’ 2008 Omnibus Incentive Plan.

Initial Awards. In connection with joining the Board, each new non-employee director receives: (i) for inducement and retention purposes, a number of DSUs equal to $75,000 divided by the fair market value of the Voting Common Stock on the date of issuance (the “Inducement DSUs”); and (ii) for compensatory purposes, a number of DSUs equal to the product of $11,000 and the number of full 30-day periods from the date of election or appointment to the Board until the scheduled date of the next regular annual meeting of the Company’s stockholders (if the next annual meeting has not yet been scheduled at the time of calculation of the award, it is assumed that the next annual meeting will be held on the same month and day as the immediately preceding annual meeting) divided by the fair market value of the Voting Common Stock on the date of issuance (the “Pro-Rata DSUs”). The Inducement DSUs and the Pro-Rata DSUs are issued on the date of election or appointment to the Board unless the date of election or appointment to the Board is during a regular quarterly blackout period under the Company’s Insider Trading Policy, in which case the DSUs are granted upon termination of that blackout period. Each Inducement DSU and Pro-Rata DSU represents a notional right to receive one share of Voting Common Stock at the time specified below.

The Inducement DSUs vest in twenty-four (24) equal consecutive monthly increments following the date of award or, if earlier, upon the occurrence of a change in control. The Pro-Rata DSUs vest in the same manner as described below for Annual Grant DSUs.

Annual Awards. Each individual who is elected as a non-employee director at an annual meeting of stockholders, or who is a continuing non-employee director immediately after such annual meeting, will be granted a number of DSUs equal to the quotient obtained by dividing $125,000 by the fair market value of the Voting Common Stock on the date of the annual meeting (the “Annual DSUs”). However, if the date of the annual meeting is during a regular quarterly blackout period under the Company’s Insider Trading Policy, then the Annual DSUs are granted upon termination of that blackout period. Each Annual DSU represents a notional right to receive one share of Voting Common Stock at the time specified below.

The Annual DSUs vest in twelve (12) equal consecutive monthly increments following the date of the annual meeting with respect to which such Annual DSU is made or, if earlier, upon the occurrence of a change in control, or the annual meeting of stockholders immediately following the meeting with respect to which the Annual DSU was granted.

Annual Retainer Deferrals. A non-employee director may elect to receive DSUs in lieu of all or a portion of his or her annual retainer fees. All DSUs issued for deferred cash compensation are fully vested at all times.

Issuance of Shares. Shares of Voting Common Stock equal to the whole number of vested DSUs credited to a non-employee director are issued to the non-employee director on the earlier of the cessation of Board service or a change in control.

Equity Retention Guidelines

The Company’s equity retention guidelines are applicable to the Board of Directors and executive officers. The goal is for Board members to accumulate within five years, and thereafter to retain, vested Eclipsys equity having a value equal to 1.5 times the annual base Board compensation (cash retainer plus annual DSUs). Board members should not sell or otherwise transfer beneficial ownership of (a) more than half of the vested after-tax shares of Voting Common Stock obtained as a result of any restricted stock award, or (b) more than half of the shares of Voting Common Stock subject to the vested portion of any stock option award, if net of such sale or transfer the individual does not meet the applicable equity retention threshold.

EXECUTIVE OFFICERS

The table below lists our executive officers. A summary of the background and experience of each of these individuals (other than Mr. Pead, whose information is above) is set forth after the table.

Name	Age	Position
Philip M. Pead	57	President and Chief Executive Officer

Chris E. Perkins	47	Executive Vice President, Chief Financial Officer

John E. Deady	46	Executive Vice President Client Solutions

John P. Gomez	45	Executive Vice President and Chief Technology Strategy Officer

Nitin G. Deshpande	51	President, Eclipsys India

John J. McAuley	54	Senior Vice President Outsourcing and Support

Matthew D. Sappern	43	Senior Vice President Professional Services

W. David Morgan	43	Senior Vice President Finance, Chief Accounting Officer and Treasurer

Brian W. Copple	49	Chief Legal Officer, General Counsel and Corporate Secretary

Chris E. Perkins has served as our Executive Vice President and Chief Financial Officer since July 2009. Prior to joining Eclipsys, Mr. Perkins served as Executive Vice President and Chief Operating Officer of Per-Se Technologies Inc., a provider of physician practice management services, from January 2006 until its acquisition by McKesson Corporation in January 2007. While at Per-Se, he also served as Executive Vice President and Chief Financial Officer (February 2001 to January 2006) and Senior Vice President of Corporate Development (from April 2000 to February 2001). After the sale of Per-Se, Mr. Perkins served from December 2007 to July 2008 as Executive Vice President and Chief Operating Officer of Emageon, Inc., a NASDAQ-traded provider of radiology and cardiology digital imaging and archiving software. He previously held senior-level positions at AGCO Corporation and audit positions at Arthur Anderson LLP. Mr. Perkins also serves as a director of Immucor, Inc., which develops, manufactures and sells various reagents and automated systems/instruments used primarily by hospitals, clinical laboratories and blood banks.

John E. Deady has served as our Executive Vice President Client Solutions since January 2006. Prior to joining Eclipsys, Mr. Deady served from October 2005 until January 2006 as Vice President and General Manager, Revenue Cycle Solutions, at McKesson Corporation, a provider of healthcare information technology. While at McKesson, he also served as Vice President of Marketing & Sales Support from April 2004 until October 2005; as National Vice President of New Business from October 2002 to April 2004; and National Vice President of Clinical Sales Group from August 2001 to October 2002. Previously, Mr. Deady held executive sales and marketing positions at ADAC Laboratories and Cerner Corporation, and a technical sales position at E.I. du Pont de Nemours and Company.

John P. Gomez has served as our Executive Vice President and Chief Technology Strategy Officer since December 2004. Mr. Gomez joined Eclipsys as Senior Vice President and Chief Technology Officer in August 2003. Prior to joining Eclipsys, he served from October 2002 to January 2003 as Senior Vice President and Chief Technology Officer at WebMD Corporation, a provider of health information services and publications. Prior to that, Mr. Gomez served from February 2001 to October 2002 as Chief Technology Officer and Senior Vice President of strategic business development at Brill Media Holdings, an e-commerce and media publication company. Previously, Mr. Gomez held management technology positions at Microsoft Corporation, HRBlock Advanced Technology and KYMA Technologies, Inc.

Nitin G. Deshpande has served as our President of Eclipsys India since February 2007. Prior to joining Eclipsys, Mr. Deshpande served from September 2003 to January 2007 as President and Chief Executive Officer of BMC Software India Pvt. Ltd., an enterprise management software provider. From November 2001 to August 2003, he served as Chief Operating Officer of Geometric Software and Solutions, a provider of Product Lifecycle Management (PLM) and Product Development Management (PDM) services and solutions.

John J. McAuley has served as our Senior Vice President Outsourcing and Support since January 2007. Mr. McAuley served as our Senior Vice President of Sales Support from April 2006 to January 2007. Prior to joining Eclipsys, he served as the North America Sales Manager (December 2002 to April 2006) and Vice President and General Manager of Positron Emission Tomography (December 2000 to December 2002) at Philips Medical, a provider a global leader in diagnostic imaging systems, healthcare information technology solutions, and patient monitoring and cardiac devices.

Matthew D. Sappern has served as our Senior Vice President of Professional Services since February 2008.  Mr. Sappern served as our Senior Vice President of Technology Solution Services, including Remote Hosting and Platform Technical Services from January 2007 to February 2008. He also served as our Vice President of Development, heading the Enterprise Solutions team, several clinical development teams and Product Management from November 2003 to January 2007. Prior to joining Eclipsys, Mr. Sappern served as Vice President of Strategic Applications at WebMD Corporation, a provider of health information services and publications. Previously, he also held management roles at Time Warner, Primedia and Young & Rubicam.

W. David Morgan has served as our Senior Vice President of Finance, Chief Accounting Officer and Treasurer since August 2009. Mr. Morgan served as our Interim Chief Financial Officer and Treasurer from January 2009 to August 2009, and Vice President of Finance and Assistant Treasurer from August 2008 to August 2009. Prior to joining Eclipsys, he served as Vice President and Controller of Worldspan LLP, a computerized travel reservation system company. From 2002 to 2005, Mr. Morgan was Controller and interim Chief Financial Officer of MAPICS, Inc., a provider of enterprise software for midsized manufacturers and divisions of large corporations. Mr. Morgan began his career with Arthur Andersen LLP.

Brian W. Copple has served as our Chief Legal Officer, General Counsel and Corporate Secretary since June 2005. Prior to joining Eclipsys, Mr. Copple served as Chief Legal Officer and General Counsel of Exult, Inc., a provider of human resources and related business process outsourcing services, for five years until its acquisition by Hewitt Associates. Previously, Mr. Copple was a partner with the law firm of Gibson, Dunn & Crutcher LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Voting Common Stock and Voting Common Stock equivalents as of March 1, 2010 by (i) each person or entity who is known by us to beneficially own more than 5% of the outstanding shares of Voting Common Stock; (ii) each director or nominee for director; (iii) each of the executive officers named in the Summary Compensation Table set forth below under the caption “Executive Compensation;” and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to the securities listed as beneficially owned by such person or entity. We have no outstanding shares of non-voting common stock.

Our non-employee directors receive a portion of their total compensation for Board service in the form of deferred stock units (“DSUs”). Under the rules of the SEC, DSUs are not included in calculating beneficial ownership of our Voting Common Stock because the holder of a DSU does not have voting or investment power with respect to the DSU or the underlying shares. Nonetheless, we consider the disclosure of DSU ownership to be relevant to investors because the payment ultimately received by the holder of a DSU is in the form of Voting Common Stock. Accordingly, the following table includes a column reflecting the number of DSUs held by each non-employee director even though the underlying shares are not included in the shares reported as beneficially owned or the related percentage ownership calculations.

Name and Address of Beneficial Owner[1]	Shares of Common Stock[2]		Stock Options[3]	Percentage Owned (%)[4]	Deferred Stock Units[5]

5% Stockholders:

BlackRock, Inc. [6]	4,195,577			7.33%
40 East 52nd Street
New York, NY 10022

FMR LLC [7]	3,050,053			5.33%
82 Devonshire Street
Boston, Massachusetts 02109

Manning & Napier Advisors, Inc.[8]	3,872,892			6.77%
290 Woodcliff Drive
Fairport, NY 14450

T. Rowe Price Associates, Inc.[9]	3,279,900			5.73%
100 E. Pratt Street
Baltimore, Maryland 21202

Named Executive Officers:

Philip M. Pead	136,179		154,688	*	21,884
Brian W. Copple	31,678		85,791	*
John E. Deady	80,884		408,125	*
John P. Gomez	63,750		388,854	*
W. David Morgan	11,932		10,547	*
Chris E. Perkins	22,222		—	*

Former Executive Officers
R. Andrew Eckert[10]	19,854		349,063
Robert J. Colletti[11]	28,115		—

Non-Employee Directors:

Eugene V. Fife	169,783	[12]	146,000	*	21,385
John T. Casey				*	17,913
Dan L. Crippen			50,000	*	21,385
Edward A. Kangas	10,000		50,000	*	21,385
Craig Macnab				*	22,181
Judith C. Pelham				*	10,175
Jay B. Pieper	640,483	[13]	61,000	1.23%	22,554

All executive officers and directors as a group (16 Persons):[14]	1,193,073		1,586,615	4.73%

[1]	Except as noted, the address of the named beneficial owner is c/o Eclipsys Corporation, Three Ravinia Drive, Atlanta, Georgia 30346.

[2]

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. The shares reflected in this column do not include the DSUs owned by the non-employee directors, described in footnote #5 below.

[3]

Includes only shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 1, 2010. Per SEC rules, these individual shares are included in the numerator and denominator for that specific individual in calculating the percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for others.

[4]

Does not include the DSUs owned by the non-employee directors, described in footnote #5 below. The applicable percentage is based on 57,202,390 shares of Voting Common Stock outstanding at March 1, 2010, adjusted by SEC rules described in footnote #3 above.

[5]

Reflects the aggregate number of DSUs granted (i) as initial awards, in connection with non-employee directors joining the Board; (ii) as annual equity compensation for Board service; and (iii) to those non-employee directors who have elected to receive DSUs in lieu of all or a portion of his or her annual Board retainer fees. Each DSU represents a right to receive one share of Voting Common Stock following the earlier of the cessation of Board service or a change in control. See “Director Compensation” for further details. Because the DSUs do not constitute actual shares of outstanding Voting Common Stock, a DSU holder does not possess voting or investment authority with respect to any Voting Common Stock as a result of his or her ownership of a DSU.

[6]	This information was derived from the Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010.

[7]	This information was derived from the Schedule 13G filed by FMR LLC with the SEC on February 16, 2010.

[8]	This information was derived from the Schedule 13G filed by Manning & Napier Advisors, Inc. with the SEC on January 29, 2010.

[9]	This information was derived from the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 11, 2010.

[10]	Mr. Eckert resigned from his position as President and Chief Executive Officer on May 13, 2009, and his employment terminated June 5, 2009.

[11]	Mr. Colletti resigned from his position as Senior Vice President and Chief Financial Officer on January 14, 2009, and his employment terminated February 27, 2009.

[12]

Consists entirely of: (i) 166,383 shares held by a revocable trust of which Mr. Fife is the settlor and trustee; (ii) 1,700 shares owned by Mr. Fife’s son; and (iii) 1,700 shares owned by Mr. Fife’s daughter.

[13]

Includes 633,290 shares held by Partners HealthCare System, Inc. (“Partners”). Mr. Pieper is a Vice President of Partners. Mr. Pieper disclaims beneficial ownership of the shares held by Partners and their inclusion herein shall not be deemed an admission of beneficial ownership.

[14]

Includes 26,162 shares held by other executive officers and 209,735 shares issuable upon the exercise of stock options that are held by other executive officers and exercisable within 60 days of March 1, 2010; and excludes the shares and stock options held by Messrs. Eckert and Colletti.

*	Less than 1% of outstanding shares of Voting Common Stock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of our Executive Compensation Program

Compensation of our named executive officers is determined by our Compensation Committee, which consists of three independent directors. The primary goals of our compensation program for named executive officers are to retain those individuals and to motivate and reward them for continued service and for performance that increases value for the Company’s stockholders. The compensation program is designed to support these goals in specific ways.

First, annual cash incentive payments are contingent upon meeting specified earnings and other performance objectives. This link between incentive payments and corporate results should tend to support increases in the value of our stock.

Second, stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant, so the value of these awards to recipients depends upon increases in the Company’s stock price. Both stock options and other equity awards will increase in value over time only with sustained performance that should result in a commensurate increase in the value of stockholders’ investments.

Third, the stock options and restricted stock owned by the named executive officers have been issued with vesting periods ranging from three to five years. This provides an incentive for the named executive officers to continue serving through the vesting period and to pursue long-term increases in the value of our stock.

Fourth, base salary and time-based restricted stock provide compensation and help with retention until value can be realized from performance-based incentives and stock-based awards.

In January 2006, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as its independent compensation consultant, and Cook has continued to serve in that capacity since then. Cook has provided market information and recommendations regarding cash and non-cash compensation and related policies. The Compensation Committee has taken Cook’s information and recommendations into account, along with the Compensation Committee’s views of what is appropriate based upon our circumstances, to formulate our executive compensation programs and the 2009 compensation described in this proxy statement.

By its charter, the Compensation Committee is responsible for determining compensation for the Company’s executive officers. The CEO makes recommendations to the Compensation Committee regarding compensation for other executive officers. The Compensation Committee makes its decisions about the CEO’s compensation in executive session.

Market Comparisons

We attempt to provide aggregate compensation to our named executive officers that is competitive with what they could earn working elsewhere in the industry. These include not only our direct competitors, but also other similarly sized software and business services companies that have operations similar to ours or otherwise provide training and experience relevant to management at Eclipsys. We evaluate our executive compensation by reference to a “comparison group” of publicly traded US-based software and business services companies with revenue and market cap between 1/3x and 3x ours. We believe that such comparisons allow us to gauge the labor market and the relative cost of compensating the named executive officer team.

Cook annually works with the Company and the Compensation Committee to re-evaluate the comparison group. The goal is to find relevant competitors for labor and/or securities market investment, with comparable scope, complexity, R&D, and sales channels in a size range between 1/3x and 3x Eclipsys’. 2009 named officer compensation levels were set after review of market data from the following 19 companies: Allscripts, AmSurg, Cerner, Epicor Software, F5 Networks, GSI Commerce, HLTH Corp., Informatica, Itron, Jack Henry, Lawson Software, Micros Systems, MicroStrategy, Omnicell, Quality Systems, Quest Software, Sybase, TIBCO Software, and TriZetto Group. In May 2009, the Compensation Committee again updated the comparison group consistent with Cook’s suggestions by (i) adding athenahealth, Computer Programs & Systems, MedAssets, Phase Forward and SXC Health Solutions, all of which provide technology solutions to healthcare organizations; and (ii) deleting AmSurg, F5 Networks and Itron because of business model differences, and removing Sybase because its market capitalization was too large in comparison to Eclipsys. This is the comparison group that was used in connection with hiring Mr. Pead as CEO in May 2009 and Mr. Perkins as CFO in July and for determining how 2010 compensation changes related to the market.

To assist in hiring decisions related to Messrs. Pead and Perkins, the Compensation Committee also reviewed information from supplemental comparison groups prepared by Cook of comparable companies that had recently hired a CEO or CFO, as applicable. The rationale was to recognize that hiring a CEO and CFO are unique situations, that may transcend specific labor and securities market peers. These comparison companies were considered comparable because they operate in the software and services or healthcare equipment and services industries and have market capitalizations ranging from 1/4 to 4X Eclipsys’ market capitalization. The supplemental comparison group for the CEO hire consisted of Acxiom, Analogic, Cardionet, Earthlink, EV3 Inc., Global Cash Access Holdings, Infogroup, Integral Systems, Quidel Corp., Steris, and Wright Medical Group. The supplemental comparison group for the CFO hire consisted of Acxiom, Advent Software, Forrester Research, HMS Holdings, Mentor Graphics, Metavante Tech, Nuance Communications, Owens & Minor, Solera, United Online, WebSense, and Wind River Systems.

Desired Market Position

In general, the Company’s objective is to provide an aggregate compensation opportunity to our named executive officers at approximately the 75th percentile of the comparison group, assuming performance at target levels. The Company considers this to be consistent with the objective of hiring and retaining highly qualified management who can cause the Company to be one of the best-performing companies in healthcare information technology. In general, the current aggregate compensation program for our named executive officers moderately overweights salary and underweights incentive compensation relative to this 75th percentile objective, particularly for those individuals other than Messrs. Pead, Perkins and Morgan because they were recruited at a time when the Company was not profitable and therefore deriving value from incentive payments and equity awards was highly uncertain. The Compensation Committee’s intent is to shift this balance over time so that incentive based awards represent a larger proportion of total compensation. In general, the goal is for salaries to be set at the 50th percentile based upon market comparisons, with performance-based variable compensation set at the 75th percentile based upon performance consistent with targets approved by the Committee. Cash incentive compensation would vary depending upon performance against annual objectives, and equity awards would vest over multi-year periods and would include a significant portion linked to annual or longer-term performance objectives. The Compensation Committee’s migration toward this model has driven the restraint in salary increases and increased use of performance-based equity awards described.

Elements of our Executive Compensation Program

The Company’s executive compensation program consists of base salary, equity awards, and eligibility for an annual cash incentive payment based upon attainment of specified corporate performance objectives. We choose to provide these basic compensation elements because they are conventional components of a public company executive compensation program and can be readily assessed against market practices and modified as appropriate, and because we believe that if we did not provide these elements we would be unable to recruit or retain capable executives. In 2009, the Company did not provide its executive officers with deferred compensation arrangements or pension or supplemental retirement benefits, and perquisites were limited. We believe that the base salary, annual cash incentive and equity elements of our executive compensation were set at levels that, in the aggregate, represented an attractive compensation package and were adequate to recruit, retain, motivate and reward the executive officers without other compensation elements.

We attempt to provide an aggregate compensation package that is competitive with what our executives could earn elsewhere. We believe that if the Company performs strongly and our stockholders benefit, executive officers should earn compensation that corresponds to such Company performance, and that this in turn motivates officers to operate the company in a manner that increases long-term shareholder value. This argues in favor of weighting compensation toward equity and performance-based payments. On the other hand, we believe executive salaries should deliver sufficient compensation to retain our executive team until value can be derived from performance-based cash incentive and equity components. We attempt to find the right balance among these elements through ongoing review and analysis based upon our operating results and market factors.

Salary

Salaries are paid to secure the services of the executive team and compensate for functional role and responsibility. The Compensation Committee set 2009 base salaries for our named executive officers after considering market information as described below, Cook’s advice, and the Company’s historical executive compensation practices. In the case of Messrs. Pead and Perkins, who were hired in May 2009 and July 2009, respectively, negotiation also played a role.

Salaries for our named executive officers did not increase during 2009 because we determined that their base salary levels were appropriate in light of our market comparisons and the prior year’s performance. The Compensation Committee approved relatively modest salary increases for the named executive officers in 2008, but there were no salary increases for them in 2007 or 2006. For 2010, the Compensation Committee approved salary increases of $25,000 each for Messrs. Pead and Perkins, but no salary increases for the other named executive officers. The Compensation Committee’s restraint on salary increases reflects its intention to have incentive-based compensation make up an increasing proportion of overall compensation relative to salary, and also reflects the competitiveness of the named executive officers’ existing salaries.

Incentive Compensation

Incentive compensation is intended to link executive pay directly to achievement of annual Company operating performance objectives. We believe this aligns the interests of our named executive officers with stockholders in pursuit of short to medium-term performance that should create value for our stockholders. For all of our named executive officers other than our current CEO, Mr. Pead, our former CEO, Mr. Eckert, and Mr. Morgan, the 2009 cash incentive compensation target was $200,000; the CEO incentive compensation targets were $800,000 for Mr. Eckert and $650,000 for Mr. Pead (pro-rated for his partial year of service), and Mr. Morgan’s target was $137,500. For all executive officers, incentive compensation was payable based solely upon performance against Company objectives because fundamental financial performance is required to build stockholder value. In addition, we think a uniform bonus approach that is funded by corporate financial performance helps foster a sense of teamwork and common purpose among our management team.

Funding of our 2009 cash incentive compensation plan was based upon a non-GAAP earnings per share measure because this was viewed as correlating with stockholder value. Actual payments from the funded bonus pool were a function of non-GAAP earnings, sales bookings (new business and renewals), and client satisfaction measured by improvement in scores for the Company’s enterprise clinical software and enterprise financial software. Client satisfaction was based upon data prepared by KLAS, a widely followed health information technology survey and ratings service. These performance objectives were weighted 60% to non-GAAP earnings per share, 20% to bookings, and 20% to client satisfaction. We structured the plan to focus upon earnings per share to motivate and reward performance against the fundamental measure that, together with our growth prospects, is the most important determinant of the value many investors ascribe to the Company’s stock. We also chose to include sales bookings because current sales are the primary source of revenue growth in future periods, and are therefore critical to our future success. We chose client satisfaction to support our efforts to improve operational quality by motivating and rewarding focus upon the way clients view the Company.

We used a non-GAAP earnings per share measure that excluded from GAAP earnings non-cash equity compensation expense, restructuring initiatives, income tax, non-cash amortization of intangible assets associated with our 2008 acquisitions, reduction of deferred revenue and related deferred costs as a result of purchase accounting adjustments in connection with our acquisition or Premise Corporation in 2008, and realized loss on sale of auction rate securities. The use of non-GAAP earnings was intended to focus on operating performance within executives’ control and to minimize any disincentive to take corporate actions that are in the Company’s best interests. Further, many investors and analysts use comparable non-GAAP measures in their evaluation of the Company.

The 2009 incentive plan target thresholds associated with these performance objectives were set in connection with our annual budgeting process and were designed for consistency with our strategic plans and performance projections. Earnings per share triggering payments under the plan were required to be determined net of those payments because the cost of incentive compensation should be considered in evaluating financial performance.

The plan established $.60 as the threshold non-GAAP earnings level required to begin funding the bonus pool under the incentive plan. The plan called for actual results for each performance objective to be plotted against the range from threshold to target, with performance at target representing 100%, and the resulting percentage, weighted as described above, was to determine the portion of the target incentive payment actually payable due to results achieved against that performance objective. Plan funding was set to reach 100% of target at non-GAAP earnings of $.88 per share, representing approximately 16% growth over 2008 non-GAAP results. The plan was approved in March of 2009 following a very difficult fourth quarter 2008 and in the face of challenging market conditions, and in that context, it was believed that plan funding at 100% of target would represent solid improvement over the prior year, requiring strong execution. Payments under the 2009 plan were made at 143.2% of target, based upon performance following 2009 non-GAAP earnings of $1.04 per share.

For more information about 2009 incentive plan compensation, see “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table – Bonuses and Non-Equity Incentive Plan Compensation.”

No payments were earned under the Company’s 2008 incentive compensation plan (by named executive officers or other participants) because the Company’s 2008 non-GAAP earnings were below the minimum required to fund the plan.

Our 2007 incentive compensation plan based payments upon the Company’s non-GAAP earnings, sales bookings (new business and renewals), and revenue, weighted 50%, 25%, and 25%, respectively. Revenue was included because it was considered to be an important measure of growth for the Company. For each of the performance objectives, the plan established minimum and target performance levels ($.72 and $.80, respectively, for non-GAAP earnings, $510 million and $638 million, respectively, for bookings, and $456 million and $480 million, respectively, for revenue). Performance at or above the minimum level for each performance objective was required to fund the incentive plan. We set the minimums at levels representing solid improvement over the prior year, which we expected to achieve, and the targets at levels that would represent significant growth over the prior year, and that we thought would be attainable with strong execution throughout the year. Payments under the 2007 plan were made at 99% of target, based upon performance essentially in-line with the target levels for each of the performance objectives.

For 2009, the aggregate incentive payments paid to named executive officers was $1.8 million (including $413,150 and $100,000 paid as guaranteed bonuses to Messrs. Pead and Perkins, respectively), which represented approximately 15% of the total 2009 Company-wide target incentive pool for all participants. For

2007, aggregate incentive payments paid to named executive officers were $1.2 million, which represented less than 15% of the total 2007 Company-wide target incentive pool for all participants. The aggregate target incentive pools and payments for the named executive officers and for all participants for 2009 and 2007 were established in connection with budgeting for target earnings. Executive officer target incentive payments were set after considering market compensation information and in connection with salary levels and equity compensation to reach a level of overall target compensation considered appropriate as described below. The Compensation Committee is more concerned with the appropriateness of overall compensation levels than with maintaining a specified portion of the aggregate incentive pool for executive officers.

Under our incentive compensation plans, the Compensation Committee retains discretion to modify payment levels, and the Compensation Committee can also decide to make bonus payments outside of the incentive compensation plan. This discretion was not exercised for 2007, 2008 or 2009. The incentive compensation plans have provided that plan incentives for any year may not be paid in excess of target unless the Board of Directors approves a Company budget for the next year that includes projected earnings and revenue that the Board considers appropriate. The Compensation Committee included this requirement in order to prevent potential funding of bonuses above target at the expense of future performance. Payments under the 2009 incentive compensation plan were approved after the Board’s approval of the Company’s 2010 budget.

Equity

Overview

We use equity compensation to align the longer-term interests of named executive officers and stockholders, and to help retain named executive officers over time. Equity awards are made based upon target total direct compensation for each named executive officer based upon market and size-related factors, which are used to establish the overall annual budget for company-wide equity awards and to allocate the budget to executive officers. The expected value of equity over time is also considered, with the intent that the equity component, when combined with cash elements, approximates the target aggregate compensation over time. This requires us to assess the “value” of equity based awards, both in terms of their cost to the Company from an accounting point of view for budget purposes, as well as in terms of their value to executive officer recipients.

Generally, annual equity awards for named executive officers are made as part of our annual executive compensation review process, which usually occurs in the first quarter of each calendar year so that past performance and the new budget can be considered. In 2009, these approvals took place in February, except that awards to Messrs. Pead and Perkins were made in February and July, 2009, respectively, in connection with their hire, and approval of equity awards for Mr. Morgan were made in August 2009 as a special grant in connection with his promotion to Senior Vice President, Chief Accounting Officer and Treasurer, after his service as interim CFO.

At the time management equity awards were approved in February 2009, the broad economy was struggling, there was uncertainty in the healthcare information technology market, including reduced purchasing by clients, and the Company had suffered a difficult fourth quarter 2008. Share values of Eclipsys and other companies in the comparison group assembled by Cook had also declined significantly in recent months. This context presented complexities in determining equity compensation, because lower stock prices meant that larger awards would be required to deliver target values based upon the Black-Scholes methodology used by the Company to calculate equity compensation expense, but larger awards would be more dilutive and consume authorized plan shares more quickly. The Committee determined that a fair response to this scenario would be to “split the difference” and deliver more share-equivalents but less grant “value” by reducing the number of awards from what would have been required to deliver target value versus historical benchmarks, while increasing the number compared to the previous year, but not so much as to fully make up for the decline in stock price and deliver value comparable to historical awards or historical market data provided when stock prices were higher. The Compensation Committee decided to adopt this approach and to issue time-based equity awards at what was believed to approximate the median level that would be adopted by the comparison group. In addition, the

Committee approved performance-based awards, as described below, at levels such that, if the performance conditions were met, total equity compensation would be at approximately the 75th percentile of the comparison group. The outcome of this approach was that approximately 60% of the equity awards made to the named executive officers in 2009 were time-based, and approximately 40% were performance based.

Stock Option Grant Guidelines

Our Stock Option Grant Guidelines provide that stock options for all recipients, including named executive officers, will generally be granted on the regularly scheduled grant date coinciding with or next following the date on which the grant is approved. Regularly scheduled stock option grant dates are on the 14th day (or if the 14th day is not a business day on which the securities markets are open, then the next business day following the 14th) of the second and third calendar months of each fiscal quarter. However, if a scheduled grant date falls during any regularly scheduled quarterly blackout period under the Company’s insider trading policy, then that grant date will occur on the day the blackout period ends. The guidelines permit the Board or Compensation Committee to choose grant dates other than the specified grant dates on a case-by-case basis, but this discretion has not been exercised to date.

These guidelines were implemented for three primary reasons. First, they tend to reduce perceptions of inequity among grant recipients who would otherwise receive stock options in the same general time frame but with different exercise prices. Second, concentrating grants reduces administration. Third, we believe that, in general, it is appropriate to grant stock options following the release of quarterly or annual financial information, so that the fair market value exercise price of the options is likely to reflect all financial and other information (positive or negative) about the Company that is generally available to all investors at the time of the grant. The Company does not have a program, plan or practice to time the release of material non-public information for the purpose of affecting the value of compensation for the named executive officers.

Restricted Stock

In addition to stock options, the Company has granted restricted stock to some employees, including each of the named executive officers. We believe a properly structured equity grant program that combines stock options and restricted stock is likely to be more efficient economically for the Company, and more effective for recruitment and retention, than grants of stock options alone. A stock option provides an incentive to increase the Company’s stock price, while the restricted stock component maintains value, and therefore fulfills a retention and value-maintenance function, even during times that the stock price is not increasing. In the awards made to named executive officers in February 2009, we used combined awards of stock options and restricted stock. This reduced overall compensation expense and dilution compared to grants of options alone, while maintaining the alignment of management and stockholder interests provided by equity compensation and delivering increased perceived value to recipients due to risk reduction provided by restricted stock. Our practice has been to budget for equity awards in terms of “stock option equivalents,” and then count one share of restricted stock as three stock option equivalents for purposes of allocating total stock option equivalents for an individual between stock options and restricted stock. This helps to compensate for the fact that restricted stock carries a higher compensation expense per share than stock options under relevant accounting principles, and also recognizes that restricted stock carries less performance risk because, unlike stock options, it has the potential to deliver value even if the price of the Company’s stock declines from the date of grant.

Performance-Based Equity Awards

The Compensation Committee favors using performance-based equity awards as a component of total compensation, and imposed a one-year EBITDA performance requirement to a portion of the stock options awarded to the named executive officers in February of 2009. These performance-based stock options have a four-year vesting schedule like the other time-based stock options issued by the Company, but were subject to forfeiture if 2009 non-GAAP EBITDA was below $69.5 million. The portion subject to the performance goal was the amount above the median for each officer, ensuring that earnout of above-median equity compensation required a minimum corresponding performance. This non-GAAP EBITDA objective was achieved at the end of 2009, so the stock options continue to vest according to their original four-year schedule.

For 2010, the only equity awards authorized to date by the Compensation Committee for named executive officers are performance-based, in the form of Performance Stock Units. These awards were granted to Messrs. Pead (25,000 units), Perkins (50,000 units), Gomez (50,000 units), and Deady (37,500 units). These units represent a contract right for the recipient to receive a number of shares of Eclipsys common stock per unit ranging from zero to 2.25, depending upon Eclipsys total shareholder return over the performance period compared to total shareholder returns of a specified group of 73 other healthcare information technology and software companies. Eclipsys performance at the 50th percentile will result in issuance of one share per unit, performance at the 25th percentile or below will result in issuance of no shares, and performance at the 90th percentile or above will result in issuance of 2.25 shares per unit. Performance between these points is scaled by linear interpolation. Relative performance will be measured and shares distributed at the end of three years, subject to earlier measurement in case of a change in control, and earlier measurement and distribution in case of a qualifying termination of employment. The Committee used a multi-year relative total shareholder return measure as the performance objective to neutralize industry and economic trends and focus on shareholder return relative to the market.

Stock Ownership Guidelines

In 2007, we implemented equity retention guidelines applicable to the Company’s executive officers and directors. The Company’s goal is for executive officers covered by the guidelines to accumulate within five years, and thereafter to retain, vested Eclipsys equity having a value equal to 3.0 times annual base salary for the CEO, and 1.5 times annual base salary for executive officers other than the CEO. An officer covered by the guidelines should not sell or otherwise transfer beneficial ownership of more than half of the vested after-tax shares of Eclipsys common stock obtained as a result of any restricted stock award, or more than half of the shares of Eclipsys common stock subject to the vested portion of any stock option award, if net of such sale or transfer the individual does not meet the applicable equity retention threshold.

Severance and Change in Control Benefits

We use severance benefits to provide enough employment security to induce qualified executive officers to invest their career with Eclipsys. They are also provided to ensure that the Company obtains a release from claims in connection with termination of employment that triggers severance. Severance benefits also assist in retention of the executive team through the uncertainty of a potential change in control transaction that could result in loss of employment. Messrs. Deady, Gomez and Copple have gross-ups to offset any excise tax on excess parachute payments to preserve the net value to them of these severance benefits. Mr. Eckert also had a gross-up. These gross-ups were included in employment agreements negotiated in 2004 and 2005, when such gross-ups were common practice, to recognize that the tax code treats executives differently depending on their previous option exercise decisions and to neutralize any disincentive to negotiate a better transaction price on behalf of Eclipsys shareholders. Messrs. Pead and Perkins do not have excise tax gross-ups, reflecting the Compensation Committee’s more recent view disfavoring such gross-ups.

Named Executive Officers

Philip M. Pead, President & CEO. Mr. Pead was hired in May 2009. His compensation package was determined taking into account market information for CEOs from the Company’s regular comparison group plus the supplemental comparison group for recently hired CEOs, as well as and the hiring package of the previous CEO, and the Compensation Committee’s executive compensation philosophy. The Committee determined that Mr. Pead’s cash compensation would be set at $650,000 in annual salary and a 100% cash incentive compensation target, which was consistent with median for the regular and supplemental comparison groups, and below the cash compensation of the outgoing CEO. This was intended to demonstrate the Committee’s intention to make executive compensation more performance-based, as well as the Company’s commitment to cost control and margin improvement. Mr. Pead’s initial hire equity awards included 66,700 shares of restricted stock and 450,000 stock options, which was intended to approximate a median market award for a new CEO at a company comparable to Eclipsys. The vesting of these equity awards on a somewhat front-loaded basis over three years, as described below, was intended to provide initial award vesting similar to the vesting of Mr. Eckert’s new hire equity awards, and to increase somewhat the value of his initial award as an inducement to him to assume the CEO role while minimizing use of approved plan shares. In February 2010, we increased Mr. Pead’s salary by $25,000 and awarded him 25,000 performance stock units, as described above. The Committee decided to increase his salary and make this equity award in recognition of the Company’s above-target performance since he became CEO. His cash compensation remains at approximately the 50th percentile of the comparison group and his 2010 equity award was well below the 50th percentile of the comparison group, reflecting the fact that his significant new-hire awards were made less than a year earlier and had originally been intended to include a 2010 equity award.

Chris E. Perkins, Executive Vice President and Chief Financial Officer. Mr. Perkins was hired in July 2009. His compensation package was determined taking into account market information for CFOs from the Company’s regular comparison group plus the supplemental comparison group for recently hired CFOs, as well as the compensation packages of other executive officers of the Company and the Compensation Committee’s executive compensation philosophy. Mr. Perkins’ salary was set at $400,000, which was approximately the 75th percentile of the ongoing comparison group and the new CFO comparison group, reflecting internal compensation equity in light of the salary levels of the other named executive officers. His target cash incentive compensation was set at 50% of his base salary, which is somewhat below the median for the comparison group but consistent with other named executive officers other than the CEO, resulting in total target cash compensation somewhat below the 50th percentile for the comparison group but at the median for the new CFO comparison group. His initial hire equity awards included 22,222 shares of restricted stock and 133,334 stock options, which was intended to approximate a median market award of equity for a new-hire CFO at a company comparable to Eclipsys. In February 2010, we increased Mr. Perkins’ salary by $25,000 and awarded him 50,000 performance stock units, as described above. With the salary increase, Mr. Perkins’ total target cash compensation is still at approximately the 50th percentile of the comparison group; the 2010 equity award was in excess of the 75th percentile for the comparison group. The Committee decided to increase his salary and make this award in recognition of the expansion of Mr. Perkins’ role to include significant operational responsibilities in addition to the traditional duties of a CFO, and in an effort to concentrate 2010 equity awards to those executive officers expected to contribute most significantly to the Company’s performance over the anticipated three-year performance period for the performance stock units.

John E. Deady, Executive Vice President Client Solutions. We hired Mr. Deady in January 2006, and his only salary increase since that time was in February 2008, when we increased his salary from $450,000 to $475,000. Mr. Deady’s cash incentive compensation target has not been increased since he was hired. These limited cash increases, and three-year average annual equity awards well below median for the comparison group assembled by Cook, were considered to be appropriate in light of the fact that Mr. Deady’s overall compensation was determined to be highly competitive compared to the comparison group. Further, while the Compensation Committee believed modest increases in compensation were justified in 2008 in recognition of Mr. Deady’s significant contributions to the Company’s progress over the last two years, it did not believe it was necessary or appropriate to increase Mr. Deady’s overall compensation significantly. In 2009, Mr. Deady received 16,666 shares of restricted stock, 100,000 time-based stock options, and 85,000 time-based stock options with a one-year minimum EBITDA condition. These awards were made as part of the Company’s annual equity awards process for executive officers and were intended to approximate 50th percentile awards for his position in the Company if the 2009 EBITDA condition was not met, and 75th percentile awards if it was met. In February 2010, we awarded him 37,500 performance stock units, as described above. This equity award was in excess of the 75th percentile for our comparison group. The Committee decided to make this award in an effort to concentrate 2010 equity awards to those executive officers expected to contribute most significantly to the Company’s performance over the anticipated three-year performance period for the performance stock units.

John P. Gomez, Executive Vice President and Chief Technology Strategy Officer. Before 2008. Mr. Gomez’s last salary increase and equity awards were in 2004. In February 2008, we increased his salary to $475,000 per year and awarded him options to purchase 35,000 shares of our common stock as well as 5,000 shares of restricted stock. This represents a cumulative aggregate salary increase of only approximately 5.6% over a four year period, and annual equity awards well below median for the comparison group. While Mr. Gomez had made significant contributions to the Company’s software development, technology strategy, and business development initiatives, his aggregate compensation was determined to be in excess of the comparison group 75th percentile, so we determined that it was not necessary or appropriate to increase Mr. Gomez’s overall compensation significantly in 2008. In 2009, Mr. Gomez received 5,000 shares of restricted stock, 60,000 time-based stock options, and 45,000 time-based stock options with a one-year minimum EBITDA condition. These awards were made as part of the Company’s annual equity awards process for executive officers and were intended to approximate 50th percentile awards for his position in the Company if the 2009 EBITDA condition was not met, and 75th percentile awards if it was met. Mr. Gomez received no increase in base salary in 2009 or 2010. In February 2010, we awarded him 50,000 performance stock units, as described above. This equity award was in excess of the 75th percentile for the comparison group. The Committee decided to make this award in an effort to concentrate 2010 equity awards to those executive officers expected to contribute most significantly to the Company’s performance over the anticipated three-year performance period for the performance stock units.

Brian W. Copple, Chief Legal Officer, General Counsel, Secretary. Mr. Copple’s salary of $400,000 is at approximately the 75th percentile of the comparison group, reflecting internal compensation equity in light of the salary levels of the other named executive officers in 2005, when he was hired. His target cash incentive compensation of 50% of his base salary is significantly below the median for the comparison group but consistent with other named executive officers other than the CEO, resulting in total cash compensation somewhat below the 50th percentile for the comparison group. In 2009, Mr. Copple received 8,333 shares of restricted stock, 50,000 time-based stock options, and 45,000 time-based stock options with a one-year minimum EBITDA condition. These awards were made as part of the Company’s annual equity awards process for executive officers and were intended to approximate 50th percentile awards for his position in the Company if the 2009 EBITDA condition was not met, and 75th percentile awards if it was met. Mr. Copple received no increase in base salary in 2009 or 2010 and no equity awards in 2010.

W. David Morgan, Senior Vice President, Finance; Chief Accounting Officer; Treasurer. Mr. Morgan was hired in July 2008 as our Vice President Finance with a salary of $250,000 per year, an annual cash incentive compensation target of 50% of his base salary, and initial awards of 20,000 stock options and 6,666 shares of restricted stock. This aggregate compensation was intended to approximate the market median for someone of his experience in the position he was hired to fill. Mr. Morgan participated in the Company’s annual employee equity awards process in November of 2008, receiving 6,250 stock options and 2,087 shares of restricted stock. These awards were made in light of Cook’s guidelines regarding median award levels based upon position in the Company, adjusted slightly in light of his recent new-hire awards. Mr. Morgan did not participate in the equity awards made to other named executive officers in February 2009 because of the equity issued to him in August and November of 2008. In January 2009, the Board of Directors appointed Mr. Morgan interim Chief Financial Officer, and in connection with his service as such he received two special cash incentive payments, one in May for $50,000 and another in December for $75,000. These payments were intended to reward him for assuming the CFO role in addition to his other duties, and to compensate for the difference between his salary and the market salary for a chief financial officer. In August 2009, following the Company’s hiring of Mr. Perkins as CFO, Mr. Morgan was promoted to his current role, receiving a $25,000 salary increase and awards of 23,333 stock options and 3,889 shares of restricted stock. These compensation increases were intended to approximate the median for his new role. Mr. Morgan received no increase in base salary and no equity awards in 2010.

R. Andrew Eckert, Former President & CEO. In 2009, Mr. Eckert received 25,000 shares of restricted stock, 150,000 time-based stock options, and 165,000 time-based stock options with a one-year minimum EBITDA condition. These awards were made as part of the Company’s annual equity awards process for executive officers and were intended to approximate 50th percentile awards for his position in the Company if the

2009 EBITDA condition were not met, and 75th percentile awards if it were, as discussed above. Mr. Eckert received no increase in base salary in 2009. Mr. Eckert’s employment terminated in June 2009.

Robert J. Colletti, Former Senior Vice President and Chief Financial Officer. Mr. Colletti’s employment terminated in February 2009, so his compensation was not evaluated by the Compensation Committee in 2009.

Tax Considerations

Historically, Internal Revenue Code Section 162(m), which limits to $1 million our deduction for annual compensation that is not “performance-based” to each of our CEO and three other most highly compensation named executive officers employed at the end of the year (other than the CFO), has not had a significant effect on the Company because few of our executives have had the opportunity to receive annual compensation in excess of $1 million, excluding gains on stock option exercises that would not be taken into account because they should qualify as “performance-based” for Section 162(m) purposes. Nevertheless, in 2007, our stockholders approved the Company’s Incentive Compensation Plan for Specified Officers, and 2008, 2009 and 2010 incentive compensation has been structured pursuant to this plan in an effort to cause that compensation to qualify as “performance-based” and therefore deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Compensation Disclosure and Analysis with management. Based upon its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 proxy statement.

Edward A. Kangas, Chair

Craig Macnab

Judith C. Pelham

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards[1] ($)	Option Awards[1] ($)		Non-Equity Incentive Plan Compensation[2] ($)		All Other Compensation ($)		Total ($)
Philip M. Pead,[3] President and Chief Executive Officer (principal executive officer)	2009	392,500	413,150	[4]	985,826	2,662,155		178,481	[5]	303,203	[6]	4,935,315

Chris E. Perkins,[7] Executive Vice President and Chief Financial Officer (principal financial officer)	2009	181,539	100,000	[4]	358,885	964,525		43,200	[5]	—		1,648,149

John E. Deady, Executive Vice President Client Solutions	2009	475,000	—		132,828	454,618	[8]	286,400		—		1,348,846
	2008	471,635	—		147,119	397,072		—		—		1,015,826
	2007	450,000	—		—	—		198,000		—		648,000

John P. Gomez, Executive Vice President and Chief Technology Strategy Officer	2009	475,000	—		39,850	263,200	[8]	286,400		22,600	[9]	1,064,450
	2008	471,635	—		110,350	347,438		—		—		929,423
	2007	450,000	—		—	—		198,000		—		648,000

Brian W. Copple,[10] Chief Legal Officer, General Counsel, Secretary	2009	400,000	—		66,414	231,297	[8]	286,400		—		984,111

W. David Morgan,[11] Senior Vice President Finance, Chief Accounting Officer, Treasurer	2009	259,615	125,000	[1][2]	66,230	168,789		196,900		—		816,534

R. Andrew Eckert,[13] President and Chief Executive Officer (principal executive officer)	2009	369,231	—		199,250	1,804,870	[8,14]	—		981,926	[15]	3,355,277
	2008	779,808	—		441,400	2,382,432		—		30,186		3,633,826
	2007	650,000	—		—	—		396,000		37,010		1,083,010

Robert J. Colletti,[16] Senior Vice President and Chief Financial Officer (principal financial officer)	2009	72,115	—		—	113,556	[1][7]	—		470,803	[18]	656,474
	2008	371,635	—		—	397,072		—		—		768,707
	2007	350,000	—		—	—		198,000		—		548,000

[1]

In accordance with the rules of the SEC, these amounts are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The Company’s stock option valuation approach and related assumptions are described in Note J “Stock Compensation Plans” to the Consolidated Financial Statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009. The awards vest over approximately four years from the date of issuance (except that Mr. Pead’s awards vest over three years) contingent upon continued employment and the reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown.

[2]

These amounts were earned for the referenced year pursuant to the Company’s 2009 non-equity incentive plan, which is described in “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

[3]

Mr. Pead’s employment commenced in May 2009. Salary shown is the ratable portion of his $650,000 annual salary earned from his start date to the end of 2009. Stock Awards and Option Awards amounts reflect initial awards issued in connection with commencement of employment, which are typically larger than annual awards for existing officers.

[4]	Represents a guaranteed bonus for the portion of 2009 following commencement of the individual’s employment pursuant to the individual’s employment agreement.

[5]

The incentive compensation the individual earned as calculated pursuant to the Company’s 2009 non-equity incentive plan exceeded the individual’s guaranteed bonus for the portion of 2009 following commencement of the individual’s employment; the figures shown are the amounts in excess of the guaranteed bonuses. See “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” for further information regarding the 2009 non-equity incentive plan.

[6]

Of this amount, $42,000 is the cost of a condominium leased by the Company for Mr. Pead near the Company’s headquarters in Atlanta (Mr. Pead’s permanent residence is in Florida), and $3,405 is the cost of 401(k) matching contributions and life insurance premiums paid by the Company. The balance reflects compensation provided to Mr. Pead as a member of our board of directors before his employment commenced. Mr. Pead was appointed to the Company’s board as a non-employee director on February 12, 2009. From that date until he became an employee on May 14, 2009 and therefore no longer eligible for compensation for his board service, he received board compensation of $24,802 in cash for meeting and retainer fees, and equity awards with a fair market value at grant of $232,996, comprising a total of 21,884 in deferred stock units (DSUs) issued to him pursuant to the Company’s Non-employee Director Compensation Program. These DSUs consist of 9,410 DSUs issued to him as an inducement grant upon his joining the board in February 2009, 4,141 DSUs issued to him in respect of the balance of the non-employee director annual compensation cycle ended with our annual meeting on May 13, 2009, and 8,333 DSUs issued to him in respect of the non-employee director annual compensation cycle beginning with our annual meeting on May 13, 2009 (which took place before he was appointed Chief Executive Officer).

[7]

Mr. Perkins’ employment commenced in July 2009. Salary shown is the ratable portion of his $400,000 annual salary earned from his start date to the end of 2009. Stock Awards and Option Awards amounts reflect initial awards issued in connection with commencement of employment, which are typically larger than annual awards for existing officers.

[8]

Includes a performance-based stock option award that was subject to cancellation if 2009 EBITDA fell below specified levels, as described in “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below, as well as time-based awards not subject to any performance condition. In accordance with the rules of the SEC, the grant date fair value for the performance award included in the amount shown reflects an estimate of the probable outcome of the performance condition judged as of the time of issuance, and also excludes the effect of estimated forfeitures. The portion of the aggregate total grant date fair value for all stock option awards shown in the table that is attributable to stock options with performance conditions is as follows: for Mr. Deady, $135,588; for Mr. Gomez, $71,782; for Mr. Copple $71,782; and for Mr. Eckert, $263,200. Assuming the highest level of performance would be achieved with respect to the 2009 EBITDA condition, the grant date fair values of the stock options with performance conditions included in the aggregate total grant date fair value of all stock option awards shown in the table would have been twice the amounts listed in the previous sentence, as follows: for Mr. Deady, $271,176; for Mr. Gomez, $143,564; for Mr. Copple, $143,564; and for Mr. Eckert, $526,400. The 2009 EBITDA performance condition was met.

[9]	Represents the cost of a condominium leased by the Company for Mr. Gomez near the Company’s headquarters in Atlanta (Mr. Gomez’s permanent residence is in New Jersey).

[10]	Mr. Copple was not a named executive officer before 2009.

[11]

Mr. Morgan was a named executive officer in 2009 because in addition to his other duties, he served as the Company’s interim Chief Financial Officer (i.e. principal financial officer) from January 15, 2009 until July 8, 2009.

[12]	Reflects bonuses paid to Mr. Morgan in connection with his service as interim Chief Financial Officer during 2009, in addition to his other duties.

[13]	Mr. Eckert resigned from his position as Chief Executive Officer and President on May 13, 2009, and his employment terminated June 5, 2009.

[1][4]

In connection with Mr. Eckert’s departure from the Company, a stock option award that was previously issued to him and that had vested with respect to 472,500 shares was modified so that it would remain exercisable for one year following termination of his employment, instead of 90 days as the award’s original terms provided. The amount shown includes $1,063,125, representing the incremental fair value of the modified award.

[1][5]

Includes $861,538 in cash severance payments and $67,692 in accrued vacation paid at termination of employment. Also includes $30,325 for tax preparation and related professional fees, together with $23,368 in income tax gross-up thereon.

[16]	Mr. Colletti resigned from his position as Senior Vice President and Chief Financial Officer on January 14, 2009, and his employment terminated February 27, 2009.

[17]

In connection with Mr. Colletti’s departure from the Company, certain stock option awards previously issued to him that had vested with respect to 298,750 shares were modified so that they would remain exercisable for one year following termination of his employment, instead of 90 days as the awards’ original terms provided. The amount shown represents the incremental fair value of the modified awards.

[1][8]	Includes $464,423 in cash severance payments and $6,380 in accrued vacation paid at termination of employment.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards: Number of Shares Underlying Options[3,4] (#)	All Other Stock Awards: Number of Shares of Stock or Units[3] (#)		All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
			Threshold ($)	Target ($)	Maximum ($)
Philip M. Pead	—	—	—	—	413,150	—	—		—	—	—
	2/27/09	2/12/09				—	9,410	[6]	—	—	74,998
	2/27/09	2/12/09				—	4,141	[6]	—	—	33,004
	5/13/09	—				—	8,333	[6]	—	—	124,995
	5/14/09	5/13/09				—	66,700		—	—	985,826
	5/14/09	5/13/09				—	—		450,000	14.78	2,662,155
Chris E. Perkins	—	—	—	—	100,000	—	—		—	—	—
	7/8/09	7/7/09				—	22,222		—	—	358,885
	8/14/09	7/7/09				—	—		133,334	17.03	964,525
John E. Deady	—	—	—	200,000	400,000	—	—		—	—	—
	2/27/09	2/12/09				85,000	—		—	7.97	135,588
	2/27/09	2/12/09				—	16,666		—	—	132,828
	2/27/09	2/12/09				—	—		100,000	7.97	319,030
John P. Gomez	—	—	—	200,000	400,000	—	—		—	—	—
	2/27/09	2/12/09				45,000	—		—	7.97	71,782
	2/27/09	2/12/09				—	5,000		—	—	39,850
	2/27/09	2/12/09				—	—		60,000	7.97	191,418
Brian W. Copple	—	—	—	200,000	400,000	—	—		—	—	—
	2/27/09	2/12/09				45,000	—		—	7.97	71,782
	2/27/09	2/12/09				—	8,333		—	—	66,414
	2/27/09	2/12/09				—	—		50,000	7.97	159,515
W. David Morgan	—	—	—	125,000	250,000	—	—		—	—	—
	8/14/09	8/3/09				—	3,889		—	—	66,230
	8/14/09	8/3/09				—	—		23,333	17.03	168,789
R. Andrew Eckert	—	—	—	800,000	1,600,000	—	—		—	—	—
	2/27/09	2/12/09				165,000	—		—	7.97	263,200
	2/27/09	2/12/09				—	25,000		—	—	199,250
	2/27/09	2/12/09				—	—		150,000	7.97	478,545
	6/5/09	—							472,500	15.90	1,063,125	[7]
Robert J. Colletti	—	—	—	—	—	—	—		298,750	—	113,556	[8]

[1]

The Board of Directors or Compensation Committee approved the equity award on the referenced date, and specified that the stock option awards would be issued on the next regularly scheduled issuance date pursuant to the Company’s Stock Option Grant Guidelines, and restricted stock awards would be issued as soon as practicable following approval, subject to execution and delivery of related restricted stock documentation, except that (i) the award of deferred stock units made to Mr. Pead on 5/13/09 was automatically issued on the date of the Company’s 2009 annual stockholders’ meeting pursuant to the Company’s Non-employee Director Compensation Program; and (ii) the option award shown for Mr. Eckert as granted on 6/5/09 was approved on that date.

[2]

The awards were made under the Company’s 2008 Corporate Bonus Plan, which includes the Company’s 2007 Incentive Compensation Plan for Specified Officers. These awards were for 2009 only and the actual amount earned in 2009 in respect of these awards by each individual is reflected in the Summary Compensation Table. The “Threshold” amounts are zero because performance below certain minimum levels would have resulted in no payment. See “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below for additional details. Messrs. Pead and Perkins commenced employment in May and July 2009, respectively; their “Target” amounts are zero because their target bonus was guaranteed for 2009 on a ratable basis for the balance of 2009 following commencement of their employment, as reflected in the “Bonus” column of the Summary Compensation Table. Accordingly, their non-equity incentive plan compensation potential was limited to earnings in excess of the target.

[3]	Awards made pursuant to the Company’s 2008 Omnibus Incentive Plan.

[4]

Stock option awards made subject to cancellation if 2009 EBITDA fell below specified levels, as described in “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below. The 2009 EBITDA performance condition was met.

[5]

In accordance with the rules of the SEC, the amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. For the Equity Incentive Plan Awards, which were subject to a performance-based condition as described in footnote 4, the amount shown reflects an estimate of the probable outcome of the performance condition judged as of the time of issuance. Assuming the highest level of performance would be achieved with respect to the performance condition, the grant date fair values of the Equity Incentive Plan Awards would have been as follows: for Mr. Deady, $271,176; for Mr. Gomez, $143,564; for Mr. Copple, $143,564; and for Mr. Eckert, $526,400. The EBITDA condition was met. The awards vest over approximately four years from the date of issuance (except that Mr. Pead’s awards vest over three years) contingent upon continued employment and the reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown.

[6]

Deferred Stock Units issued to Mr. Pead in connection with his service on the Company’s board of directors before May 14, 2009, when he became an employee and therefore no longer eligible for compensation for his board service.

[7]

In connection with Mr. Eckert’s departure from the Company, a stock option award that was previously issued to him and that had vested with respect to 472,500 shares was modified so that it would remain exercisable for one year following termination of his employment, instead of 90 days as the award’s original terms provided. The amount shown represents the incremental fair value of the modified award.

[8]

In connection with Mr. Colletti’s departure from the Company, certain stock option awards previously issued to him that had vested with respect to 298,750 shares were modified so that they would remain exercisable for one year following termination of his employment, instead of 90 days as the award’s original terms provided. The amount shown represents the incremental fair value of the modified awards. Exercise prices of the modified awards were 40,000 shares at $8.88; 40,000 shares at $8.91; 40,000 shares at $10.37; 100,000 shares at $13.30; 10,000 shares at $15.12; and 68,750 shares at $19.18.

Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

Terms of Equity Awards listed in the 2009 Grants of Plan-Based Awards Table

All of the listed equity awards were made as part of the Company’s regular annual equity award process, except that the restricted stock and stock option awards to Messrs. Pead and Perkins were made in connection with commencement of their employment and the restricted stock and stock option awards to Mr. Morgan were made in connection with his promotion. Consistent with the Compensation Committee’s intent to increase use of performance-based equity awards as opposed to those vesting solely based upon passage of time, a significant portion of the time-based stock options granted to executive officers in February 2009 were made subject to cancellation if 2009 non-GAAP EBITDA was below $69.5 million. The stock options were issued with exercise prices equal to the fair market value of the Company’s common stock on the date of grant. Each stock award, other than the stock awards made to Messrs. Pead and Perkins, vests in four equal installments on December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012; and each stock option award, other than Mr. Pead’s stock option award, vests with respect to 25% of the underlying shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter. Mr. Pead’s stock award vests with respect to 65% of the shares on June 1, 2011 and the remaining 35% of the shares on June 1, 2012, and Mr. Pead’s stock option award vests with respect to 75% of the underlying shares in 24 equal consecutive monthly installments beginning on June 14, 2009 and continuing on the 14th day of each month thereafter until and including May 14, 2011; and with respect to the remaining 25%

of the shares in 12 equal monthly installments beginning June 14, 2011 and ending May 14, 2012. Mr. Perkins’ stock award vests in four equal installments on June 1, 2010, June 1, 2011, June 1, 2012 and June 1, 2013. Vesting of all awards is subject to continued employment. The shares may not be sold and options may not be exercised prior to vesting. Any shares not vested or options not exercised at the time the recipient’s employment with the Company terminates, and that do not vest on an accelerated basis in connection with termination of the recipient’s employment as described in his severance agreement, are terminated.

Bonuses and Non-Equity Incentive Plan Compensation

The plans governing Non-Equity Incentive Plan Compensation earned in 2007 and 2009 were single-year plans with the following basic structure:

•

Incentive payments are based upon actual Company performance against three performance objectives: for 2007, non-GAAP earnings, sales bookings, and revenue; and for 2009, non-GAAP earnings, sales bookings, and client satisfaction (as measured by improvement in KLAS scores for the Company’s enterprise clinical software and enterprise financial software).

•

The performance objectives for 2007 were weighted 50% to non-GAAP earnings, 25% to sales bookings, and 25% to revenue; and the objectives for 2009 were weighted 60% to non-GAAP earnings, 20% to sales bookings, and 20% to client satisfaction. Each objective had a minimum threshold and a target.

•	Plan funding depended upon actual performance meeting specified minimum thresholds. If minimum thresholds were not met, any funding would have been at the discretion of the Board of Directors.

•	If actual performance met at least the minimum thresholds, the amount of incentive pool funding was determined as a function of actual performance against objectives.

•

Actual performance against the non-GAAP earnings objective was measured net of total incentive payments, so that plan payments would not reduce earnings below the level of earnings used in calculating the incentive pool. Incentive pool funding was required to be reduced to the maximum amount that met this requirement.

•

Non-GAAP earnings for purposes of the plan were measured excluding non-cash compensation expense associated with equity awards pursuant to relevant accounting principles, expenses associated with restructuring activities, and other items noted below. These amounts were excluded consistent with the premise that the named executive officers should be compensated on the basis of non-GAAP earnings because many investors and analysts use comparable measures in their evaluation of the Company.

For 2009, Messrs. Pead and Perkins had guaranteed bonuses for the first year of their employment, as negotiated when they were hired in May 2009 and July 2009, respectively. Their guaranteed bonuses were calculated as 100% of their bonus targets, pro-rated for their partial year of service during 2009. Accordingly, Mr. Pead’s guaranteed bonus was $413,150 and Mr. Perkins’ guaranteed bonus was $100,000. The payout under the 2009 corporate bonus plan was 143.2% of target for all participants including named executive officers, reflecting performance versus targets as follows: for non-GAAP earnings, $1.04 per share versus a target of $.88 per share; for bookings (new business and renewals), $740 million versus a target of $634 million; and for KLAS scores, 76.1 versus a target of 77 for enterprise clinical software and 75.4 versus a target of 73.5 for enterprise financial software. Non-GAAP earnings excluded non-cash compensation expense and, restructuring initiatives as mentioned above, as well as income tax, non-cash amortization of intangible assets associated with our 2008 acquisitions, reduction of deferred revenue and related deferred costs as a result of purchase accounting adjustments in connection with our acquisition or Premise Corporation in 2008, and realized loss on sale of auction rate securities. Because the payout exceeded 100% of target, Messrs. Pead and Perkins received non-equity incentive plan compensation equal to the amount by which their ratable payment under the plan exceeded their guaranteed bonuses.

For 2008, the Company failed to achieve the level of non-GAAP earnings specified as the minimum threshold for plan funding, and accordingly no non-equity incentive plan payouts were made for 2008.

For 2007, non-equity incentive plan compensation awards were 99% of target, reflecting 2007 non-GAAP earnings, revenue, and bookings results were all essentially at levels corresponding to payment at target under the plan. For plan purposes, target revenues were $480 million, and the Company’s actual revenues for the year were $477 million. Target non-GAAP earnings were $.80 per share, and non-GAAP 2007 earnings announced by the Company matched that target. Target bookings (new business and renewals) were $638 million and actual bookings were $635 million. Non-GAAP earnings excluded non-cash compensation expense and restructuring initiatives as mentioned above, as well as costs associated with corporate restructuring and relocation initiatives (generally associated with facilities consolidations and related severance), exiting the network services business, the Company’s voluntary stock option review and related derivative litigation, and stock-based compensation expense; as well as the net gain on the sale of the Company’s CPM Resource Center business and an income tax benefit resulting from the partial reversal of a valuation allowance for the Company’s Canadian subsidiary’s net operating losses.

Additional Information

The salaries for all of the named executive officers other than Mr. Morgan are provided for in employment agreements and would trigger severance benefits if reduced. Although the Company does not anticipate paying dividends, if the Company were to pay dividends, they would be payable on the same basis as to other stockholders with respect to vested restricted stock, and with respect to unvested restricted stock issued by June 15, 2009; with respect to unvested shares of restricted stock issued after June 15, 2009, any dividends or other distributions will be held by the Company and not distributed or delivered to holder of the unvested shares unless and until the restricted stock vests.

EXECUTIVE EQUITY PLAN HOLDINGS AND EXERCISE ACTIVITY

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)[1]		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)[3]	Market Value of Shares or Units of Stock that Have Not Vested ($)[4]
	Exercisable	Unexercisable
Philip M. Pead	98,438	351,562		14.78	5/14/16
						75,661	1,401,242
Chris E. Perkins	—	133,334		17.03	8/14/16
						22,222	411,551
John E. Deady	306,682	93,318		21.03	1/9/16
	17,493	22,507		22.07	3/4/15
	—	100,000		7.97	2/27/16
			85,000	7.97	2/27/16
						39,165	725,336
John P. Gomez	30,000	—		13.26	8/11/13
	50,000	—		11.95	10/22/13
	120,000	—		13.35	2/4/14
	140,000	—		19.70	12/1/14
	15,309	19,691		22.07	3/4/15
	—	60,000		7.97	2/27/16
			45,000	7.97	2/27/16
						6,250	115,750
Brian W. Copple	37,500	7,500		13.60	5/30/15
	12,250	15,750		22.07	3/4/15
	—	50,000		7.97	2/27/16
			45,000	7.97	2/27/16
						14,249	263,891
W. David Morgan	6,666	13,334		23.10	8/14/15
	1,693	4,557		13.79	11/14/15
	—	23,333		17.03	8/14/16
						10,453	193,590
R. Andrew Eckert[5]	472,500	52,500		15.90	11/14/15
	75,000	165,000		22.07	3/4/15
	46,875	103,125		7.97	2/27/16
			51,563	7.97	2/27/16
						43,750	810,250
Robert J. Colletti[6]	41,334	—		22.88	3/22/09
	10,000	—		15.12	10/15/09
	40,000	—		10.37	5/17/10
	40,000	—		8.91	7/11/10
	100,000	—		13.30	9/27/11
	40,000	—		8.88	4/29/13
	68,750	56,250		19.18	5/12/16
	19,167	20,833		22.07	3/4/15
						—	—

[1]

With the exception of stock options with an exercise price of $22.07 or $7.97 and stock options shown for Messrs. Pead and Perkins, the grant date of each stock option is ten years before the expiration date shown in the table, and all of the stock options vest (or vested) with respect to 20% of the underlying shares on or shortly following the first anniversary of the grant date and with respect to the remaining 80% of the underlying shares in equal monthly installments over the following 48 months, except some of Mr. Colletti’s earlier fully exercisable grants vested over three or four-year periods. For stock options with an exercise price of $22.07 or $7.97 and stock options shown for Messrs. Pead and Perkins, the grant date is seven years before the expiration date shown in the table, and vesting is with respect to 25% of the underlying shares on the first anniversary of the grant date and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months, except that Mr. Pead’s stock options vest with respect to 75% of the underlying shares in 24 equal consecutive monthly installments beginning on June 14, 2009 and continuing on the 14th day of each month thereafter until and including May 14, 2011; and with respect to the remaining 25% of the shares in 12 equal monthly installments beginning June 14, 2011 and ending May 14, 2012.

[2]

These stock options were made subject to cancellation if 2009 non-GAAP EBITDA was below $69.5 million. This objective was achieved so the options continue to vest according to their original four-year schedule, but they are shown here as unearned equity incentive plan awards because as of December 31, 2009 the Company had not finalized its 2009 financial statements and accordingly the non-GAAP EBITDA condition had not been satisfied according to its terms.

[3]

June 1 and December 1 of each year are scheduled vesting dates for restricted stock awards; some awards have five-year vesting terms and vest ratably each June 1 and December 1, and other awards have four-year vesting terms and vest ratably only each June 1 or December 1, all subject to continued employment. Mr. Pead’s unvested shares vest 65% of the total on June 1, 2011 and 35% of the total on June 1. 2012; his unvested deferred stock units vest 392 shares on the 27th day of each month until February 27, 2011, and 694 shares on the 13th day of each month until May 13, 2010. Mr. Perkins’ unvested shares vest 25% of the total on each of June 1, 2010, June 1, 2011, June 1, 2012 and June 1, 2013. Mr. Deady’s unvested shares vest 10,000 shares on June 1, 2010; 3,333 shares on June 1, 2011; 15,833 shares on December 1, 2010; 5,833 shares on December 1, 2011; and 4,167 shares on December 1, 2012. Mr. Gomez’s unvested shares vest 2,500 shares on each of December 1, 2010 and December 1, 2011, and 1,250 shares on December 1, 2012. Mr. Copple’s unvested shares vest 6,000 shares on June 1, 2010; 3,084 shares on each of December 1, 2010 and December 1, 2011; and 2,084 shares on December 1, 2012. Mr. Morgan’s unvested shares vest 2,638 shares of each of June 1, 2010, June 1, 2011, and June 1, 2012; 522 shares on each of December 1, 2010, December 1, 2011, and December 1, 2012; and 972 shares on December 1, 2013.

[4]

In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $18.52, which was the closing market price of the Company’s Common Stock on December 31, 2009. The amount shown for Mr. Pead includes the value of 66,700 shares of restricted stock and 8,961 deferred stock units. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over four or five years from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

[5]

Mr. Eckert’s employment terminated June 5, 2009; amounts shown are as of that date and give effect to accelerated vesting, as part of Mr. Eckert’s contractual severance benefits, of 105,000 stock options from the first award listed and 46,875 stock options from the third award listed. Mr. Eckert waived his right to acceleration of options from the second award listed. The amount shown in the column labeled “Equity Incentive Plan Awards” is the portion of a 165,000-share award that accelerated in connection with termination of Mr. Eckert’s employment; the balance of that award, as well as stock options shown for Mr. Eckert in the column labeled “Unexercisable,” were cancelled in connection with termination of his employment. Options shown in the columns labeled “Exercisable” and “Equity Incentive Plan Awards” are exercisable through June 4, 2010. The shares shown in the column labeled “Number of Shares or Units of

Stock That Have Not Vested” are shares of restricted stock left unvested, and therefore forfeited, at the time of termination of Mr. Eckert’s employment, after giving effect, pursuant to Mr. Eckert’s contractual severance rights, to accelerated vesting of 41,250 shares out of a total of 85,000 shares of restricted stock that had not yet vested in the ordinary course as of the time his employment terminated.

[6]

Mr. Colletti’s employment terminated February 27, 2009; amounts shown are as of that date and give effect to accelerated vesting, as part of Mr. Colletti’s contractual severance benefits, of 19,167 stock options from the last stock option award listed. Stock options shown for Mr. Colletti in the column labeled “Unexercisable” were canceled in connection with termination of his employment. Stock Options in the column labeled “Exercisable” were exercisable through February 26, 2010. At the time his employment terminated, Mr. Colletti had unvested 1,166 shares of restricted stock, which all accelerated as part of his contractual severance benefits, leaving no shares unvested.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting[2] (#)		Value Realized on Vesting[3] ($)
Philip M. Pead	—		—	—		—
Chris E. Perkins	—		—	—		—
John E. Deady	—		—	25,833		443,752
John P. Gomez	—		—	19,999		337,282
Brian W. Copple	—		—	15,084		258,663
W. David Morgan	—		—	2,188		35,316
R. Andrew Eckert	296,875	[4]	1,558,788	41,250	[5]	666,600
Robert J. Colletti	230,000	[4]	1,043,003	333	[5]	2,654

[1]	Represents the aggregate of the difference between the market price of the Company’s common stock at exercise and the exercise price of the option for each share acquired upon exercise.

[2]

Shares shown as “acquired” represent shares vested, and are calculated before tax and do not reflect the following arrangements applicable to the restricted stock vesting for named executive officers other than Messrs. Eckert and Colletti: (i) surrender to the Company of vested shares to reimburse the Company for deposits paid by the Company at the statutory minimum rate on behalf of the individual to federal and state tax authorities, as applicable, in respect of income resulting from vesting; or (ii) sale of 10% of vested shares on or about the vesting date pursuant to Rule 10b5-1 trading plans to generate funds to pay the incremental federal income tax due as a result of vesting in excess of tax deposits paid by the Company on behalf of the individual.

[3]

In accordance with the rules of the SEC, the values shown as “realized” represent the product of the number of shares vested and the fair market value per share on the vesting date. The shares vested either on June 1, 2008 or December 1, 2009, and the fair market value per share on those dates, measured by the Nasdaq closing price, was $15.48 and $18.25, respectively, except that shares shown for Mr. Eckert vested in connection with termination of his employment on June 5, 2009, when the stock closed at $16.16, and shares shown for Mr. Colletti vested in connection with termination of his employment on February 27, 2009, when the stock closed at $7.97. No representation is made regarding any sales other than as described in footnote 2 above; actual amounts realized by individuals upon sale depend upon the fair market value of the shares at the times they are sold.

[4]	Amounts shown represent exercises of vested stock options following termination of employment.

[5]	Amounts shown represent shares of restricted stock that vested in connection with termination of employment pursuant to contractual severance entitlements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our named executive officers is contractually entitled to severance benefits payable by the Company as described below, subject in each case to execution by the officer of a release of claims. These benefits are generally triggered by termination of employment by the Company without cause or (except in Mr. Morgan’s case) termination by the executive with good reason. For these purposes, “cause” generally includes conviction of, or plea of guilty or nolo contendere to, a felony; willful misconduct or gross negligence in performance of duties that causes material harm to the Company; willful and continued failure to follow reasonable and lawful instructions; willful and continued neglect of duties; and material breach of contractual obligations to the Company. “Good reason” generally includes reduction in compensation; required relocation; material breach by the Company of contractual obligations to the officer; failure by a successor employer to assume the Company’s obligations to the executive; and for Messrs. Pead, Perkins, Deady, Gomez, Copple and Eckert, diminution in the executive’s role. There are no “single trigger” payments due simply as a result of a change in control, although severance benefits for Messrs. Deady, Gomez and Eckert are higher if the termination of employment is in the context of a change in control.

In addition to the contractual severance rights of the executives, the plans pursuant to which all equity awards granted to the named executive officers were granted provide that in connection with a change in control, all equity awards will be assumed by the successor or replaced by equivalent awards of the successor, and will vest on an accelerated basis if not so assumed or replaced, or if the recipient’s employment is terminated by the Company without cause or by the recipient with good reason within a year following the change in control.

Messrs. Pead, Perkins and Copple

Each of Messrs. Pead, Perkins and Copple is party to an employment agreement with severance terms providing that if Eclipsys were to terminate his employment for any reason other than cause, disability or death, or if he were to terminate his employment with good reason, he would be entitled to (i) continuation of his salary and target bonus for 12 months, (ii) 12 months’ additional vesting of his restricted stock, stock options and any other equity-based awards, subject, in the case of Messrs. Pead and Perkins, to satisfaction of any performance conditions applicable to the awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination, subject, in the case of Messrs. Pead and Perkins, to satisfaction of any applicable performance conditions. He would also be entitled to reimbursement for the cost of continuing his health and life insurance benefits for 18 months (12 months for Mr. Copple) or until he became eligible to receive similar benefits from another employer. However, if a change in control of Eclipsys were to occur and Eclipsys or its successor were to terminate his employment for any reason other than cause, disability or death, or if he were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then in addition to the foregoing, he would be entitled to acceleration of vesting of all of his stock options, restricted stock and any other equity-based awards, Messrs. Pead and Perkins would be entitled to their salary and target bonus payments in a lump sum rather than continuation and without any performance conditions, and Mr. Copple would be entitled to gross-up payments to offset the effect of any applicable excess parachute payments tax.

In case of death or disability, he or his survivors would be entitled to payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of death or disability.

Messrs. Pead and Perkins each entered into a Proprietary Interest Protection Agreement with the Company, which among other things imposes various limitations upon their activities following termination of employment with the Company. These restrictions include protection of the Company’s confidential and proprietary information and post-employment restrictions, for periods ranging from 12 to 24 months, on soliciting or providing competing software or services to the Company’s clients, soliciting the Company’s employees, interfering with the Company’s relationships with its vendors, and participating in research, development or product management of software that is competitive with the Company’s software that he may have worked on for the Company. Mr. Copple’s employment agreement includes restrictions on having an employment or other relationship with any of certain specified competitors companies during the year following termination of his employment, provided that there are no restrictions or limitations of any kind on his ability to practice law, whether as an independent or law-firm attorney or as an employee of any organization. Violation of these restrictions can result in cessation of unpaid severance benefits and disgorgement of previously realized severance benefits (in the case of Messrs. Pead and Perkins, in excess of $100,000).

Messrs. Deady and Eckert

Mr. Deady is, and Mr. Eckert was, party to an employment agreement with severance terms providing that if Eclipsys were to terminate his employment for any reason other than cause, disability or death, or if he were to terminate his employment with good reason, he would be entitled to (i) continuation of his salary and target bonus for 18 months, (ii) 12 months’ additional vesting of his restricted stock, stock options and any other equity-based awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. He would also be entitled to reimbursement for the cost of continuing his health and life insurance benefits for 18 months or until he became eligible to receive similar benefits from another employer. However, if a change in control of Eclipsys were to occur and Eclipsys or its successor were to terminate his employment for any reason other than cause, disability or death, or if he were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then he would be entitled to (i) continuation of his salary and target bonus for 24 months, (ii) acceleration of vesting of all of his stock options, restricted stock and any other equity-based awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements, as well as gross-up payments to offset the effect of any applicable excess parachute payments excise tax, provided that if a reduction in severance benefits by an amount up to ten percent would avoid the imputation of any excess parachute payments excise tax on the remaining benefits after the reduction, then the severance benefits will be reduced to an amount one dollar less than the amount which would cause the benefits to be subject to the tax. He would also be entitled to reimbursement for the cost of continuing his health and life insurance benefits for 24 months or until he became eligible to receive similar benefits from another employer. The Company provided these severance benefits to Mr. Eckert in connection with the termination of his employment in June 2009. In addition, see footnote 7 to the “2009 Grants of Plan-Based Awards Table” for information about provision to Mr. Eckert in connection with his severance of an extended exercise period for vested stock options previously issued to him.

In case of death or disability, he or his survivors would be entitled to payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of death or disability.

In connection with his employment, each of Mr. Eckert and Mr. Deady has also entered into an “Agreement re Specified Acts” providing for cessation of unpaid severance benefits and disgorgement of previously realized severance benefits (in excess of $200,000 for Mr. Eckert and $150,000 for Mr. Deady) if at any time during or within two years following termination of his employment, he becomes employed by or affiliated with any of certain specified competitors, or violates in any material respect any material contractual obligation or legal duty to the Company. None of these issues has arisen since Mr. Eckert’s departure.

Mr. Gomez

The severance arrangements applicable to Mr. Gomez are substantially the same as those applicable to Mr. Deady, except that (i) accelerated vesting in case of termination not in connection with a change in control applies only to equity awards made after March 15, 2005 (the date of Mr. Gomez’s employment agreement); (ii) he is not subject to mandatory reduction by up to 10% of his severance benefits to avoid excess parachute payments tax; and (iii) he is not party to an “Agreement re Specified Acts,” but rather an agreement that restricts certain post-employment activities that would be competitive with the Company’s business or make inappropriate use of the Company’s confidential information.

Mr. Morgan

Mr. Morgan’s employment agreement provides that if the Company terminates his employment without cause, it will provide him with 26 weeks’ advance notice or pay in lieu thereof. If Mr. Morgan continues employment during the notice period, his attributes of employment, including vesting of equity awards, will continue during that time, but if he is paid in lieu of notice he is entitled only to his base salary for the notice period. Mr. Morgan is also party to a Proprietary Interest Protection Agreement with the Company similar to that described above for Messrs. Pead and Perkins.

Mr. Colletti

Mr. Colletti was party to a severance agreement with the Company providing that if the Company or its successor were to terminate his employment under any circumstances other than for cause, death or disability, or if he were to resign his employment with good reason, then he would be entitled to (i) continuation of base salary (but not bonus, commissions or other incentive compensation) for 12 months, (ii) a cash amount equal to 100% of his target annual bonus in effect on the date of termination without regard to any performance requirements, payable over 12 months, and (iii) one year of accelerated vesting of stock options, restricted stock or other equity-based awards granted to him after July 31, 2006. The severance agreement also entitled him to reimbursement for the portion of the cost of continuing his health insurance benefits equal to the portion being paid by the Company at the time of termination of his employment for 12 months or until he becomes eligible to receive similar benefits from another employer. The Company provided these severance benefits to Mr. Colletti in connection with the termination of his employment in February 2009. In addition, see footnote 8 to the “2009 Grants of Plan-Based Awards Table” for information about provision to Mr. Colletti in connection with his severance of an extended exercise period for vested stock options previously issued to him.

The severance agreement provided that if at any time during or within one year following termination of his employment, he became employed by or affiliated with any competitor, or violated in any material respect any material contractual obligation or legal duty to the Company, and failed to cure, then Eclipsys could cancel any equity awards that vested pursuant to the severance agreement, recover the value he may have realized upon sale during the two preceding years of shares underlying equity awards that vested pursuant to the severance agreement, and cease any severance payments and recover any severance already paid in excess of $25,000. None of these issues arose.

Quantification of Payments upon Termination or Change in Control

The following table shows severance benefits payable for each named executive officer in an ordinary severance situation (i.e. not in connection with a change in control), as well as in connection with a change in control. In accordance with SEC rules, the amounts shown assume that the triggering event in question occurred on December 31, 2009, the last day of fiscal year 2009, and are based on a price of $18.52 for the Company’s common stock, which was the reported closing price of the Company’s common stock on that date (subject to footnotes 9 and 10 with respect to Messrs. Eckert and Colletti).

SEVERANCE BENEFITS TABLE

Name	Ordinary Severance				Change in Control Severance
	Cash[1] ($)	Accelerated Vesting		Total ($)	Cash[1] ($)	Accelerated Vesting			Total ($)
		Stock Options² ($)	Restricted Stock³ ($)			Stock Options[4] ($)	Restricted Stock[5] ($)	Income Tax Gross-Up6 ($)
Philip M. Pead[7]	1,916,579	631,147	—	2,547,726	1,916,579	1,314,831	1,401,246	—	4,632,656
Chris E. Perkins	776,313	66,227	102,897	945,437	776,313	198,667	411,551	—	1,386,531
John E. Deady	1,245,613	894,513	478,427	2,618,553	1,594,151	1,951,750	725,336	—	4,271,237
John P. Gomez	1,223,084	507,719	46,300	1,777,103	1,564,112	1,107,750	115,750	—	2,787,612
Brian W. Copple	820,866	496,263	168,217	1,485,346	820,866	1,039,150	263,892	—	2,123,908
W. David Morgan[8]	137,500	—	—	137,500	137,500	—	—	—	137,500
R. Andrew Eckert[9]	2,770,601	833,503	666,600	4,270,704	—	—	—	—	—
Robert J. Colletti[10]	584,722	—	2,654	587,376	—	—	—	—	—

[1]

Includes cash severance as described above. Also includes (i) for Messrs. Copple and Colletti, $20,866 and $9,722, respectively, for continuation of Company subsidization of health insurance costs for 12 months; (ii) for Messrs. Pead and Perkins, $24,948 and $33,113, respectively, for continuation of Company subsidization of health insurance costs for 18 months; and (iii) for Messrs. Deady, Gomez, and Eckert, $33,133, $10,584, and $28,683 respectively, for continuation of health insurance costs for 18 months in case of ordinary severance, and for Messrs. Deady and Gomez, $44,151 and $14,112, respectively, for continuation of health insurance costs for 24 months in case of change in control severance. Health insurance payments cease to be payable when the executive becomes eligible to receive substantially similar benefits under any plan or program of another employer.

[2]

Reflects accelerated vesting of 168,756 stock options for Mr. Pead, 44,448 stock options for Mr. Perkins, 174,788 stock options for Mr. Deady, 56,873 stock options for Mr. Gomez, 58,041 stock options for Mr. Copple, and 309,386 stock options for Mr. Eckert.

[3]

Reflects accelerated vesting of 0 shares for Mr. Pead, 5,556 shares for Mr. Perkins, 25,833 shares for Mr. Deady, 2,500 shares for Mr. Gomez, 9,083 shares for Mr. Copple, 41,250 shares for Mr. Eckert, and 333 shares for Mr. Colletti.

[4]

Reflects accelerated vesting of 351,559 stock options for Mr. Pead, 133,334 stock options for Mr. Perkins, 300,825 stock options for Mr. Deady, 124,691 stock options for Mr. Gomez, and 118,251 stock options for Mr. Copple.

[5]

Reflects accelerated vesting of 66,700 shares and 8,961 deferred stock units for Mr. Pead, 22,222 shares for Mr. Perkins, 39,165 shares for Mr. Deady, 6,250 shares for Mr. Gomez, and 14,249 shares for Mr. Copple.

[6]

Messrs. Deady, Gomez, Copple and Eckert are entitled to income tax gross-ups on severance compensation payable in connection with a change in control to offset the effects of any 20% excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code. An executive is treated as having received excess parachute payments if the payments or benefits received are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount compensation (salary plus bonus). Based on assumptions as of December 31, 2009 and Black-Scholes modeling, none of these individuals would have been subject to the excise tax and therefore no gross-up would have been payable to them.

[7]

The amount shown for Mr. Pead for accelerated vesting of restricted stock in a change in control reflects the assumption that his service as a director of the Company would terminate along with his employment, resulting in full vesting of a total of 8,961 deferred stock units that were issued to him in connection with board service before he became CEO and that remained unvested at December 31, 2009. Under the terms of the deferred stock units, no accelerated vesting would occur if his board service terminated absent a change in control.

[8]

Mr. Morgan is entitled to six months’ notice before his employment is terminated by the Company without cause, or payment of cash equal to foregone salary in lieu of such notice. The amount shown assumes that the Company opts to pay Mr. Morgan cash in lieu of the entire six-month notice period. Mr. Morgan’s severance benefits do not include health insurance or accelerated vesting of equity awards.

[9]

Mr. Eckert’s employment terminated June 5, 2009. In accordance with the rules of the SEC, the disclosure provided for Mr. Eckert is as of that date and change in control severance information is omitted as not applicable. On the date of Mr. Eckert’s departure, the reported closing price of the Company’s common stock was $16.16, and the values of equity acceleration for Mr. Eckert are computed based upon that price. See footnote 7 to the “2009 Grants of Plan-Based Awards Table” for information about extension of the exercise period for vested stock options provided to Mr. Eckert in connection with his severance.

[10]

Mr. Colletti’s employment terminated February 27, 2009. In accordance with the rules of the SEC, the disclosure provided for Mr. Colletti is as of that date and change in control severance information is omitted as not applicable. On the date of Mr. Colletti’s departure, the reported closing price of the Company’s common stock was $7.97, and the values of equity acceleration for Mr. Colletti are computed based upon that price. The only stock options Mr. Colletti had that qualified for acceleration in connection with termination of his employment were underwater on the date of his departure, so no value is noted in the table for acceleration of stock options. See footnote 8 to the “2009 Grants of Plan-Based Awards Table” for information about extension of the exercise period for vested stock options provided to Mr. Colletti in connection with his severance.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our inception. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection as a matter of good corporate governance. If this proposal is not ratified at the Annual Meeting, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT FEES AND RELATED MATTERS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees earned in the last two fiscal years by our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Fee Category	2009	2008
Audit Fees [1]	$1,762,635	$2,026,137
Audit-Related Fees [2]	1,411	86,956
Tax Fees [3]	432,323	270,090
All Other Fees [4]	1,500	1,500

Total	$2,197,869	$2,384,683

[1]

Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

[2]	Audit-Related Fees in 2008 primarily consisted of due diligence related services. Audit-Related Fees in 2009 consisted of advisory services related to India transfer pricing.

[3]	Tax Fees consist of tax compliance services related to the review of consolidated federal income tax returns and foreign tax issues.

[4]	All Other Fees in 2009 and 2008 related to renewal of our accounting research software.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The Audit Committee will not approve any services that individually or in the aggregate may impair the independence of the independent registered public accounting firm.

On an annual basis, the independent registered public accounting firm will determine the scope of work necessary to render an opinion on the consolidated financial statements of Eclipsys for that year and present to the Audit Committee an audit plan and proposed engagement letter describing that work. Based upon tentative agreement with the Audit Committee regarding the scope of services to be performed pursuant to the engagement letter, the independent registered public accounting firm will propose to the Audit Committee the fees to be paid by Eclipsys to the independent registered public accounting firm in respect of the services described in the engagement letter. The final engagement letter and fees will be agreed by Eclipsys acting pursuant to the direction of the Audit Committee, and all of the services covered by the final engagement letter will be considered pre-approved by the Audit Committee.

The Audit Committee or the Chairman of the Audit Committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, company structure or other matters.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve on a case-by-case basis any audit or non-audit services at any time other than at a meeting of the Audit Committee. The Chairman then reports any services so approved to the Audit Committee at its next regularly scheduled meeting.

None of the services described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was approved by the Audit Committee pursuant to the provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of Eclipsys’ Board of Directors is composed of four members and acts under a written charter that has been approved by the Board of Directors. The members of the Audit Committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The Audit Committee has received from, and discussed with, Eclipsys’ independent registered public accounting firm (the “independent auditor”) various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Audit Committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditor on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee’s meetings facilitate communication among the members of the Audit Committee, management, the internal auditors, and the independent auditor. The Audit Committee separately met with each of the internal and independent auditor, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Eclipsys’ internal controls.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that our audited financial statements for the fiscal year ended December 31, 2009 be included in our annual report on Form 10-K for the fiscal year ended December 31, 2009.

By the Audit Committee of the Board of Directors of Eclipsys.

AUDIT COMMITTEE

Jay B. Pieper, Chair
John T. Casey
Dan L. Crippen
Edward A. Kangas

This Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Eclipsys filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Eclipsys specifically incorporates the Audit Committee Report by reference therein.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Lease Agreement and Cost-Sharing Arrangement with BG Jet Corp.

Effective March 1, 2007, we entered into a Lease Agreement and a Cost Sharing Agreement, each with BG Jet Corp., and an Assignment and Consent among Eclipsys, BG Jet Corp., NetJets Sales, Inc., NetJets Services, Inc. and NetJets Aviation, Inc. BG Jet Corp. is 50% owned by Mr. Eugene Fife, one of our directors and the Chairman of our Board. The NetJets entities are affiliated companies that in the aggregate provide a fractional aircraft interest and related services to BG Jet Corp. Our arrangement with BG Jet Corp. had an initial term of 11 months and was renewed for subsequent one year terms in February 2008, 2009 and 2010. Either Eclipsys or BG Jet Corp. may terminate the arrangement, without penalty, if Mr. Fife’s service on our Board ceases, or as a result of a change in control of Eclipsys, or upon loss of use of the aircraft that is subject to the fractional interest, or upon transfer of the fractional interest in whole or part by BG Jet Corp.

BG Jet Corp. has agreed to make a portion of its fractional interest available to us. Pursuant to these agreements, (i) BG Jet Corp. leases its fractional interest to us from time to time to accommodate our flight needs, (ii) the NetJets entities provide directly to us the aircraft management services provided to BG Jet Corp. as part of the fractional ownership program, and (iii) Eclipsys and BG Jet Corp. divide the fixed monthly costs and hourly flight time charges according to each party’s respective usage of the fractional interest. This arrangement is structured to comply with applicable rules of the Federal Aviation Administration.

Our costs in connection with this arrangement include (i) fixed lease payments to BG Jet Corp. of $100 per month, (ii) payments to NetJets of our ratable share, based upon our usage, of the fixed monthly costs that BG Jet Corp. is obligated to pay to NetJets, and (iii) payments to NetJets for actual flight time used by Eclipsys, plus federal excise taxes, fuel surcharges, and other miscellaneous items such as landing fees. The monthly management fee and hourly flight costs are the actual costs to BG Jet Corp. pursuant to its arrangements with NetJets, so the transaction is structured as a pass-through of BG Jet Corp.’s costs and not to profit BG Jet Corp. In addition, we do not make any payment to BG Jet Corp. in respect of BG Jet Corp.’s capital investment in its fractional interest.

During the fiscal year ended December 31, 2009, we used 12.8 hours of the fractional interest. The amount that can be considered to benefit Mr. Fife and therefore represents his interest in the transaction is approximately $14,400, consisting of 50% (commensurate with his 50% interest in BG Jet Corp.) of $1,200 in monthly rentals paid to BG Jet Corp. and approximately $27,500 payable to NetJets for fixed monthly maintenance costs that would otherwise be paid by BG Jet Corp. The balance, consisting of incremental hourly flight costs, would not benefit Mr. Fife. In addition to a nominal increase in the fixed monthly costs that BG Jet Corp. paid to NetJets in 2009, if we use more than 12.8 hours in 2010, the benefit to Mr. Fife would increase ratably consistent with the foregoing.

This related person transaction was approved by our Audit Committee. In addition, pursuant to our related person transactions policy, because the transaction involves a director it was also approved by the entire Board of Directors, with Mr. Fife abstaining. The Audit Committee and the Board of Directors considered the business need for periodic access to private aircraft and alternative sources of access to private aircraft, and concluded that the transaction with BG Jet Corp. was beneficial to Eclipsys and on terms equal to or better than those available from unrelated third-party providers of private aircraft services.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

In recognition of the fact that a transaction between Eclipsys and one of its directors, executive officers or significant stockholders (or their immediate family members) may present potential, perceived or actual conflicts of interest, our Board of Directors has adopted a formal, written policy with respect to the review and approval of related person transactions. In accordance with this policy and our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In addition, if the related person involved in the transaction under review is our Chief Executive Officer or one of our directors or the proposed transaction involves more than $2 million per year, the transaction is subject to further review and approval by our entire Board of Directors. Our finance and internal audit departments are responsible for establishing and maintaining procedures for identifying potential related person transactions while our legal department is responsible for preliminary review of such transactions and determining whether the transaction under review is subject to Audit Committee approval under our related person transactions policy. Our legal department is also responsible for the preparation of a detailed description of the subject transaction for use by the Audit Committee in performing its formal review and approval process. In the course of its review of a related person transaction, the factors considered by our Audit Committee include, but are not limited to the:

•	terms of the transaction as compared to terms available for a similar transaction with a non-related person;

•	disclosure requirements associated with the transaction;

•	effect of the transaction upon the independence of any director involved;

•	effect of the transaction upon the ability of the related person to fulfill his or her duties to Eclipsys; and

•	appearance of the transaction.

The Audit Committee and the full Board of Directors has reviewed and approved the related person transaction described above under the heading, “Certain Relationships and Transactions With Related Persons.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of our Voting Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We are required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2009.

To our knowledge, based solely on our review of the copies of such reports required to be furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the fiscal year ended December 31, 2009, except for one Form 4 that was filed late on December 3, 2009 related to the sale of Voting Common Stock on August 14, 2009 by Mr. Morgan to cover payroll tax withholdings arising from the vesting of a restricted stock award.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at our 2011 annual meeting of stockholders must be received by us at our corporate headquarters at Three Ravinia Drive, Atlanta, Georgia 30346, directed to the attention of our Corporate Secretary, not later than December 1, 2010 to be considered for inclusion in the proxy statement for that meeting. In addition, under our bylaws, stockholder proposals for action at our 2011 annual meeting of stockholders that are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the proposal is delivered to or mailed and received by us at our corporate headquarters at Three Ravinia Drive, Atlanta, Georgia 30346 not earlier than the close of business on the 90th day prior to and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the annual meeting is first made by Eclipsys. A copy of our bylaws may be obtained from our Corporate Secretary.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission, without exhibits will be provided without charge upon written request addressed to our Corporate Secretary at our corporate headquarters at Three Ravinia Drive, Atlanta, Georgia 30346. You may also obtain a copy of our annual report on Form 10-K via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Brian W. Copple
Secretary

March 26, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ECLIPSYS CORPORATION C/O COMPUTERSHARE TRUST COMPANY, N.A. P.O. BOX 43078 PROVIDENCE, RI 02940-3078

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Eclipsys Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Eclipsys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22559-P89252	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECLIPSYS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
01) Dan L. Crippen
02) Edward A. Kangas
03) Craig Macnab
Vote on Proposal								For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP by the Board of Directors as the Company’s independent registered public accounting firm for the current fiscal year.							☐	☐	☐
3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.			☐			Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22560-P89252

ECLIPSYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2010

The stockholder(s) hereby appoint(s) Brian W. Copple, Chris E. Perkins, W. David Morgan and Robert M. Saman, and any of them, as proxies to vote the shares of Common Stock of Eclipsys Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time, on May 7, 2010, at the Company’s headquarters, located at Three Ravinia Drive, Atlanta, GA 30346, and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE MARKED AND SIGNED ON REVERSE SIDE